File No. [●]

Preliminary Offering Circular dated

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Maverick Lifestyle, Inc.

7427 NC Hwy 58 South

Stantonsburg, NC 27883

252.864.8084

www.mvrkfarms.com

UP TO 10,000,000 SHARES OF COMMON STOCK

This is a public offering (the “Offering”) of securities of Maverick Lifestyle, Inc., a Nevada corporation (the “Company”). We are offering a maximum of $25,000,000 of securities (the “Maximum Offering”) pursuant to this Offering. We are offering up to 10,000,000 Shares of Common Stock. This Offering will expire on the first to occur of (a) the sale of all Shares offered hereby, (b) twelve months from the day this Offering is qualified, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when the Company’s board of directors elects to terminate the Offering (as applicable, the “Termination Date”). We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this offering circular (this “Offering Circular”). If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. The Shares are being offered on a “best efforts” basis therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this Offering Circular (See section “Use of Proceeds”). We expect to commence the sale of the Shares within two calendar days of the qualification date of the offering statement on which this Offering Circular is a part (the “Offering Statement”) and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

Investing in our Securities involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Securities.

Our board of directors used its business judgment in setting the consideration for the Shares to be issued under the Offering. The sales price per Unit bears no relationship to our book value or any other measure of our current value or worth.

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to public	Underwriting discount and commissions	Proceeds to Maverick Lifestyle Inc.(2)
One share of Common Stock	10,000,000	$2.50	(1)	$24,750,000
Total Offering:	10,000,000	$2.50	(1)	$24,750,000

(1)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. See “Plan of Distribution” for more details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

(2)	Net proceeds do not reflect deduction of expenses of this offering, which we will pay from the proceeds, and which we estimate will be approximately $3,000,000 to cover estimated sales commissions, branding fees, legal, audit, marketing, and filing costs associated with this offering if fully subscribed.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

The common stock of the Company is not quoted or traded on any national securities exchange.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is September [●], 2022

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i

In this Offering Circular, unless the context indicates otherwise, references to “Maverick Lifestyle, Inc.”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Maverick Lifestyle, Inc., and its subsidiary.

State Law Exemption and Purchase Restrictions

Our Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Shares offered hereby is offered and sold only to “qualified purchasers” or at a time when our Shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Shares do not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

ii

Cautionary Statements Regarding Forward-Looking Statements

This Offering Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance, or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

These factors include, among others:

●	current or future financial performance;

●	management’s plans and objectives for future operations;

●	uncertainties associated with product research and development

●	uncertainties associated with dependence upon the actions of government regulatory agencies;

●	product plans and performance;

●	management’s assessment of market factors; and

●	statements regarding our strategy and plans.

Actual results could differ materially from the results described in the forward-looking statements due to the risks and uncertainties set forth in this Offering Statement and those described from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”).

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved, and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this Offering Statement and include information concerning possible or assumed future results of our operations, including statements about business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts. These forward-looking statements represent our intentions, plans, expectations, assumptions, and beliefs about future events and are subject to risks, uncertainties, and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Statement. All subsequent written and oral forward-looking statements concerning other matters addressed in this Offering Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Offering Statement.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances, or assumptions underlying such statements, or otherwise.

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iii

Offering Circular Summary

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Business Overview

Maverick Lifestyle, Inc. was formed on March 25, 2022 (the “Company”) in the State of Nevada as holding company for MVRK Farms LLC (“MVRK Farms”) and MVRK Tobacco Manufacturing, LLC (“MVRK Tobacco”), both wholly owned Delaware subsidiaries. On March 25, 2022, the Company exchanged 14,400,000 shares of common stock to the shareholders of MVRK Farms and 13,800,000 shares of common stock to the shareholders of MVRK Tobacco. On March 25.2022 Maverick Lifestyle Inc. was incorporated in the state of Nevada. As a result, the consolidated financials represent the historic financials of the subsidiaries. The Company is authorized to issue up to 490,000,000 shares of Common Stock, of which currently 30,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred shares to be designated at the discretion of the Board of Directors, of which 0 shares are currently issued and outstanding.

Our business is primarily engaged in the manufacturing, branding, marketing, distribution and sales of products infused with hemp-derived cannabinoids (including but not limited to delta-8-THC, delta-9-THC, delta-10-THC, HHC, CBD, CBG and CBN) such as pre rolled hemp joints and hemp cigarettes, hemp cigarillos, blunts, disposable live resin vapes, gummies and unique edibles (a “Hemp Canna-Infused Products Company”).

Our business is also engaged in the development of high speed rolling manufacturing technology specifically designed for the hemp and cannabis industry, such as converting high speed tobacco rolling machines to roll stickier products such as D8, HHC infused hemp, packing machines to automatically package rolled products into consumer packaging ready for the shelf, factory scaled machines to process raw hemp and the processes and equipment to add terpenes and flavors to hemp, to infuse hemp with cannabinoids and to formulate into ready to roll base material.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing marijuana, distilled spirits, beer, wine, online marketing, and real estate.

Maverick Farms provides choice, affordability, and an unrivaled legal smoking experience for both existing tobacco consumers and new hemp smokers as the leading preferred adult-use alternative to unhealthy tobacco products and cannabis consumption.

Maverick Lifestyle was founded to give smokers a zero-conviction smoking alternative to tobacco and nicotine addiction. Our hemp/CBD derived products are a disruptive force to big tobacco and other smoking products. Launched in 2019 by its dynamic founders our products are sold nationwide today, designed, and produced in house in North Carolina.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

There is no trading market for our common stock.

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The Offering

Issuer:	Maverick Lifestyle, Inc.

Securities offered by the Company:	A maximum of 10,000,000 shares of Common Stock See “Plan of Distribution.”

Number of shares of Common Stock outstanding before the Offering:	28,800,000 issued and outstanding as of June 30, 2022

Number of shares of Common Stock to be outstanding after the Offering:	38,800,000 shares, if the maximum amount of shares of Common Stock are sold.

Number of Warrants or Options outstanding before the Offering:	1,200,000 options to purchase common stock at a price of $0.05 per share.

Number of Warrants or Options outstanding after the Offering:	1,200,000 options to purchase common stock at a price of $0.05 per share.

Price per Unit:	We are offering common stock of the Company at a price of $2.50 per share.

Trading Market:	There is no trading market for any of the Company’s securities.

Use of proceeds:

If we raise the maximum amount of this Offering, our net proceeds (after our estimated offering expenses) will be $22,015,500. We will use these net proceeds for working capital and other general corporate purposes. However, the final aggregate number shall be determined upon qualification.

See “Use of Proceed”

Risk factors:	Investing in our Securities involves a high degree of risk, including:

● Immediate and substantial dilution.

● Limited market for our stock.

See “Risk Factors.”

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Risk Factors

In the execution of our business strategy, our operations and financial condition are subject to certain risks. A summary of certain material risks is provided below, and you should take such risks into account in evaluating any investment decision involving the Company. This section does not describe all risks applicable to us and is intended only as a summary of certain material factors that could impact our operations in the industries in which we operate. Other sections of this Offering Statement contain additional information concerning these and other risks.

Risks Relating to Our Business Generally

There is substantial doubt about our ability to continue as a going concern.

We had had net losses $1,646,648 and $1,676,518 for the years ended December 31, 2021 and 2020, respectively. Additionally, the Company had an accumulated deficit of approximately $4,434,166 on December 31, 2021. These conditions, among others, raise substantial doubt about our ability to continue as a going concern for a period of twelve months for the issuance date of this report.

Management cannot provide assurance that we will ultimately achieve sufficient profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that our capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this report. The Company may seek to raise capital through additional debt and/or equity financings and generate sufficient revenues to fund its operations in the future.

The Report of our Independent Registered Public Accountant firm issued in connection with our audited consolidated financial statement for the years ended December 31, 2021 and 2020 express substantial doubt about our ability to continue as a going concern.

Although management believes there is substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

Our business strategy relating to the development and introduction of new products and services exposes us to risks such as limited customer and/or market acceptance and additional expenditures that may not result in additional net revenue.

An important component of our business strategy is to focus on new products and services that enable us to provide immediate value to our customers. Customer and/or market acceptance of these new products and services cannot be predicted with certainty, and if we fail to execute properly on this strategy or to adapt this strategy as market conditions evolve, our ability to grow revenue and our results of operations may be adversely affected. If we fail to successfully implement our business strategy, our financial performance and our growth could be materially and adversely affected.

If we fail to successfully implement our business strategy, our financial performance and our growth could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Implementation of our strategy will require effective management of our operational, financial, and human resources and will place significant demands on those resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Offering Statement for more information regarding our business strategy. There are risks involved in pursuing our strategy, including the ability to hire or retain the personnel necessary to manage our strategy effectively.

In addition to the risks set forth above, implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions, increased operating costs or expenses, and changes in industry trends. We may decide to alter or discontinue certain aspects of our business strategy at any time. If we are not able to implement our business strategy successfully, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business strategy successfully, our operating results may not improve to the extent we anticipate, or at all.

If we fail to successfully improve our customer experience, including the development of new product offerings and the enhancement of our existing product offerings, our ability to retain existing customers and attract new customers, our business, financial condition, and operating results, may be materially adversely affected.

Our customers have a wide variety of options for purchasing raw product, including traditional and online stores and brick and mortar, and consumer tastes and preferences may change from time to time.  Our ability to retain existing customers, attract new customers and increase customer engagement with us will depend in part on our ability to successfully improve our customer experience, including by creating and introducing new product offerings and improving upon and enhancing our existing product offerings.  If our new or enhanced product offerings are unsuccessful, including because they fail to generate sufficient revenue or operating profit to justify our investments in them, our business and operating results could be materially adversely affected.  Furthermore, new customer demands, tastes or interests, superior competitive offerings or a deterioration in our product quality or our ability to bring new or enhanced product offerings to market quickly and efficiently could negatively affect the attractiveness of our products and the economics of our business and require us to make substantial changes to and additional investments in our product offerings or business model.

Developing and launching new product offerings or enhancements to our existing product offerings involves significant risks and uncertainties, including risks related to the reception of such product offerings by our existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such offerings or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast demand and related supply), inability to adequately support new offerings or enhancements with sufficient marketing investment and negative publicity in the event such new or enhanced product offerings are perceived to be unsuccessful.   In addition, developing and launching new product offerings and enhancements to our existing product offerings may involve significant upfront capital investments and such investments may not prove to be justified.  Any of the foregoing risks and challenges could materially adversely affect our ability to attract and retain customers as well as our visibility into expected operating results, and could materially adversely affect our business, financial condition, and operating results.

Our business depends on a strong and trusted brand, and any failure to maintain, protect or enhance our brand, including as a result of events outside our control, could materially adversely affect our business.

We have developed a strong and trusted brand, and we believe our future success depends on our ability to maintain and grow the value of the Maverick Lifestyle brands.  Maintaining, promoting, and positioning our brand and reputation will depend on, among other factors, the success of our safety, quality assurance, marketing and merchandising efforts and our ability to provide a consistent, high-quality customer experience.  Any negative publicity, regardless of its accuracy, could materially adversely affect our business.  Brand value is based in large part on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers or suppliers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business.

In addition, in recent years, there has been a marked increase in the use of social media platforms and other forms of Internet-based communications that provide individuals with access to broad audiences, and the availability of information on social media platforms is virtually immediate, as can be its impact.  Many social media platforms immediately publish the content their participants post, often without filters or checks on accuracy of the content posted.  Furthermore, other Internet-based or traditional media outlets may in turn reference or republish such social media content to an even broader audience.  Information concerning us, regardless of its accuracy, may be posted on such platforms at any time.  Information posted may be adverse to our interests or may be inaccurate, each of which may materially harm our brand, reputation, performance, prospects and business, and such harm may be immediate, and we may have little or no opportunity to respond or to seek redress or a correction.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expense.  If not managed properly, this expense could impact our profitability.  Failure to manage or train our own or outsourced customer support representatives properly could compromise our ability to handle customer complaints effectively.

Changes in macroeconomic conditions may adversely affect our business.

Economic difficulties and other macroeconomic conditions could reduce the demand and/or the timing of purchases for certain of our services from customers and potential customers. In addition, changes in economic conditions could create liquidity and credit constraints. We cannot assure you that we would be able to secure additional financing if needed and, if such funds were available, that the terms and conditions would be acceptable to us.

The effects of the outbreak of the novel coronavirus (“COVID-19”) have negatively affected the global economy, the United States economy, and the global financial markets, and may disrupt our operations and our clients’ and counterparties’ operations, which could have an adverse effect on our business, financial condition, and results of operations.

The effects of the outbreak of the novel coronavirus have negatively affected the global economy, the United States economy, and the global financial markets, and may disrupt our operations and our clients’ and counterparties’ operations, which could have an adverse effect on our business, financial condition, and results of operations.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The United States now has the world’s most reported COVID-19 cases, and all 50 states and the District of Columbia have reported cases of individuals infected with COVID-19. All states have declared states of emergency. Similar impacts have been experienced in every country in which we do business. Impacts to our business could be widespread and global, and material impacts may be possible, including the following:

●	Our employees contracting COVID-19;

●	Reductions in our operating effectiveness as our employees work from home or disaster-recovery locations;

●	Unavailability of key personnel necessary to conduct our business activities;

●	Unprecedented volatility in global financial markets;

●	Reductions in revenue across our operating businesses;

●	Closure of our offices or the offices of our clients; and

●	De-globalization.

Furthermore, the Company has been following the recommendations of local health authorities to minimize exposure risk for its employees for the past several weeks, including the temporary closures of its offices and having employees work remotely to the extent possible, which has to an extent adversely affected their efficiency. In addition, the cancellation of in-person meetings and conferences has had an adverse impact on the Company’s business and financial condition and has hampered the Company’s ability to meet with customers to promote products, generate revenue and access usual sources of liquidity on reasonable terms, which in turn has negatively impacted the Company’s cash flow and its ability to pay for certain professional services.

We are still assessing our business operations and system supports and the impact COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sectors in particular. To date, the Company has been able to avoid layoffs and furloughs of employees.

As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

The further spread of the COVID-19 outbreak may materially disrupt banking and other financial activity generally and in the areas in which we operate. This would likely result in a decline in demand for our products and services, which would negatively impact our liquidity position and our business strategies. Any one or more of these developments could have a material adverse effect on our and our consolidated subsidiaries’ business, operations, consolidated financial condition, and consolidated results of operations.

A failure of our information technology or systems could adversely affect our business.

Our ability to deliver our products and services depends on effectively using information technology. We rely upon our information technology and systems, employees, and third parties for operating and monitoring all major aspects of our business. These technologies and systems and, therefore, our operations could be damaged or interrupted by natural disasters, power loss, network failure, improper operation by our employees, data privacy or security breaches, computer viruses, computer hacking, network penetration or other illegal intrusions or other unexpected events. Any disruption in the operation of our information technology or systems, regardless of the cause, could adversely impact our operations, which may adversely affect our financial condition, results of operations and cash flows.

We depend on our management team.

The Company’s future success primarily depends on the efforts of the existing management team, particularly, Victor Krahn, our Chief Executive Officer, Justin Vick, our Chief Executive Officer, and Bryce Foreman, our Chief Technology Officer. Loss of the services of any of our management team could materially and adversely affect the Company’s business prospects. We do not carry “key-man” life insurance on the lives of any of our employees or advisors. As sufficient funds become available, the Company intends to hire additional qualified personnel. Significant competition exists for such personnel and, accordingly, our compensation costs may increase significantly. The Company believes it will be able to recruit and retain personnel with the skills required for present needs and future growth but cannot assure it will be successful in those efforts.

In order to be successful, we must attract, engage, retain, and integrate key employees and have adequate succession plans in place, and failure to do so could have an adverse effect on our ability to manage our business.

Our success depends, in large part, on our ability to attract, engage, retain, and integrate qualified executives and other key employees throughout all areas of our business. Identifying, developing internally, or hiring externally, training and retaining highly skilled managerial and other personnel are critical to our future, and competition for experienced employees can be intense. Failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations. The loss of services of any key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring may harm our business and results of operations. Further, changes in our management team may be disruptive to our business, and any failure to successfully integrate key newly hired employees could adversely affect our business and results of operations.

We face competition for staffing, which may increase our labor costs and reduce profitability.

We compete with other hemp and cannabis in recruiting qualified management, including executives with the required skills and experience to operate and grow our business, and staff personnel for the day-to-day operations of our business. These challenges may require us to enhance wages and benefits to recruit and retain qualified management and other professionals. Difficulties in attracting and retaining qualified management and other professionals, or in controlling labor costs, could have a material adverse effect on our profitability.

We are or may become a party to litigation that could potentially force us to pay significant damages and/or harm our reputation.

We could be subject to certain legal proceedings, which potentially involve large claims and significant defense costs (see “Legal Proceedings”). These legal proceedings and any other claims that we may face in the future, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. The coverage limits of our insurance policies may not be adequate to cover all such claims and some claims may not be covered by insurance. Additionally, insurance coverage with respect to some claims against us or our directors and officers may not be available on terms that would be favorable to us, or the cost of such coverage could increase in the future. Further, although we believe that we have conducted our operations in compliance with applicable statutory and contractual requirements and that we have meritorious defenses to outstanding claims, it is possible that resolution of these legal matters could have a material adverse effect on our results of operations. In addition, legal expenses associated with the defense of these matters may be material to our results of operations in a particular financial reporting period.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market: trendy, young consumers looking for a distinctive product tonality and/or the perceived benefits of hemp, CBD and CBG in their smokables as compared to nicotine or tobacco-based smokables. In addition, our business depends on acceptance by our independent distributors and retailers of our brands that have the potential to provide incremental sales growth. If we are not successful in the growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. In addition, we may not be able to effectively execute our marketing strategies in light of the various closures and cancellations caused by the COVID-19 pandemic. Any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Third parties may infringe on our brands, trademarks, and other intellectual property rights, which may have an adverse impact on our business.

We currently rely on a combination of trademark and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights, including our brands. If we fail to successfully enforce our intellectual property rights, the value of our brands, services and products could be diminished and our business may suffer. Our precautions may not prevent misappropriation of our intellectual property.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights.  Third parties also may take actions that diminish the value of our proprietary rights or our reputation.  The protection of our intellectual property may require the expenditure of significant financial and managerial resources.  Moreover, the steps we take to protect our intellectual property may not adequately protect our proprietary rights or prevent third parties from continuing to infringe or misappropriate these rights.  We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition, and operating results.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition, and operating results.  Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights.  These steps may be inadequate to protect our intellectual property.  We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property.  Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours

We may be subject to intellectual property rights claims.

Third parties may make claims against us alleging infringement of their intellectual property rights. Any intellectual property claims, regardless of merit, could be time-consuming and expensive to litigate or settle and could significantly divert management’s attention from other business concerns. In addition, if we were unable to successfully defend against such claims, we may have to pay damages, stop selling the service or product or stop using the software, technology or content found to be in violation of a third party’s rights, seek a license for the infringing service, product, software, technology, or content or develop alternative non-infringing services, products, software, technology, or content. If we cannot license on reasonable terms, develop alternatives, or stop using the service, product, software, technology, or content for any infringing aspects of our business, we may be forced to limit our service and product offerings. Any of these results could reduce our revenue and our ability to compete effectively, increase our costs or harm our business.

We rely on third parties to provide us with adequate raw goods supply, freight, and fulfillment and Internet and networking services, the loss or disruption of any of which could cause our revenue, earnings, or reputation to suffer.

We rely on third-party manufacturers to supply all of the products we sell as well as packaging materials. If we are unable to obtain sufficient quantity, quality and variety of products and packaging materials in a timely and low-cost manner from our manufacturers, we will be unable to fulfill our customers’ orders in a timely manner, which may cause us to lose revenue and market share or incur higher costs, as well as damage the value of our brands.

Currently, all of our order fulfillment is handled by one third-party provider. Also, almost all of our direct-to-consumer customer orders are shipped by one third-party provider and almost all of our orders for retail programs are shipped by another third-party provider. Should these providers be unable to service our needs for even a short duration, our revenue and business could be adversely affected. Additionally, the cost and time associated with replacing these providers on short notice would add to our costs. Any replacement fulfillment provider would also require startup time, which could cause us to lose sales and market share.

Our business also depends on a number of third parties for Internet access and networking, and we have limited control over these third parties. Should our network connections go down, our ability to fulfill orders would be delayed. Further, if our websites or call center become unavailable for a noticeable period of time due to Internet or communication failures, our business could be adversely affected, including harm to our brands and loss of sales.

Therefore, we are dependent on these third parties. The services we require from these parties may be disrupted by a number of factors, including the following:

●	Labor disruptions;

●	Delivery problems;

●	Financial condition or results of operations;

●	Internal inefficiencies;

●	Equipment failure;

●	Severe weather;

●	Fire;

●	Natural or man-made disasters; and

●	With respect to our suppliers, shortages of product or United States Department of Agriculture (“USDA”) or FDA compliance issues.

Competition from traditional and large, well-financed tobacco or nicotine cigarette manufacturers or distributors may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The smokables industry is highly competitive. We compete with other smokables companies, including with “Big Tobacco” manufacturers and distributors, for shelf space in retail outlets and for marketing focus by our distributors, many of whom also distribute other smokables brands. Our products compete with both tobacco-based and hemp-based smokables, many of which are marketed by companies with substantially greater financial resources than ours. We also compete with regional hemp smokables producers and “private label” smokables suppliers.

Our direct competitors in the hemp smokables industry mainly include medium size independent companies and distributors as well as regional or niche smokables companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources, and more developed and extensive distribution networks than ours. We may not be able to grow our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded hemp smokables products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to engage in omni channel marketing efforts, consumer education and awareness, and strategic sponsorships as well as introduce additional brands. We may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet our consumers’ changing preferences could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary, and consumers’ preferences and loyalties change over time. We may not succeed at innovating new products to introduce to our consumers. Customer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. In addition, there may be a decreased demand for our products as a result of the COVID-19 pandemic. If we do not adequately anticipate or adjust to respond to these and other changes in customer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products.

Our future business success will depend upon our ability to maintain and enhance our product portfolio with respect to advances in technological improvements for certain products and market products that meet customer needs and market conditions in a cost-effective and timely manner. We may not be successful in gaining access to new products that successfully compete or are able to anticipate customer needs and preferences, and our customers may not accept one or more of our products. If we fail to keep pace with evolving technological innovations or fail to modify our products and services in response to customers’ needs or preferences, then our business, financial condition and results of operations could be adversely affected.

We may experience a reduced demand for some of our products due to health concerns and legislative initiatives against smokables products.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about nicotine smoking, nicotine vaping, and their adverse consequences. There has been a trend among many public health advocates to pursue generalized reduction in consumption of smokables products, as well as increased public scrutiny, new taxes on smokables products, and additional governmental regulations concerning the marketing and labeling/packing of smokable products. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to smokables could reduce demand for our hemp smokables products.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state, and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our hemp smokables products. These taxes could materially affect our business and financial results.

Our ability to develop, commercialize and distribute hemp smokables products and comply with laws and regulations governing cannabis, hemp or related products will affect our operational results.

As of December 31, 2020, more than 40 states had enacted legislation to establish hemp production programs pursuant to the 2018 farm bill (the Agricultural Improvement Act of 2018, the “2018 Farm Bill”), which legalized the regulated production of hemp. The 2018 Farm Bill was signed into law on December 20, 2018. The 2018 Farm Bill removed hemp from the U.S. Controlled Substances Act (the “CSA”) and established a federal regulatory framework for hemp production in the United States. Among other provisions, the 2018 Farm Bill: (a) explicitly amends the CSA to exclude all parts of the cannabis plant (including its cannabinoids, derivatives, and extracts) containing a delta-9 THC concentration of not more than 0.3% on a dry weight basis from the CSA’s definition of “marihuana”; (b) permits the commercial production and sale of hemp; (c) precludes states, territories, and Indian tribes from prohibiting the interstate transport of lawfully-produced hemp through their borders; and (d) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states, territories, and Indian tribes to obtain (or retain) primary regulatory authority over hemp activities within their borders after receiving approval of their proposed hemp production plan from the USDA. Any such plan submitted by a state, territory, or Indian tribe to the USDA must meet or exceed minimum federal standards and receive USDA approval. Any state, territory, or Indian tribe that does not submit a plan to the USDA, or whose plan is not approved by the USDA, will be regulated by the USDA; provided that, states retain the ability to prohibit hemp production within their borders.

Marijuana continues to be classified as a Schedule I substance under the CSA. As a result, any cannabinoids (including CBD) derived from marijuana, as opposed to hemp, or any products derived from hemp containing in excess of 0.3% THC on a dry-weight basis, remain Schedule I substances under U.S. federal law. Cannabinoids derived from hemp are indistinguishable from those derived from marijuana, and confusion surrounding the nature of our smokables products containing hemp or CBD, inconsistent interpretations of the definition of “hemp”, inaccurate or incomplete testing, farming practices and law enforcement vigilance or lack of education could result in our products being intercepted by federal and state law enforcement as marijuana and could interrupt and/or have a material adverse impact on the Company’s business. The Company could be required to undertake processes that could delay shipments, impede sales, or result in seizures, proper or improper, that would be costly to rectify or remove and which could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company. If the Company makes mistakes in processing or labeling, and THC in excess of 0.3% on a dry-weight basis is found in our products, the Company could be subject to enforcement and prosecution under local, state, and federal laws which would have a negative impact on the Company’s business and operations.

Under the 2018 Farm Bill, states have authority to adopt their own regulatory regimes, and as such, regulations will likely continue to vary on a state-by-state basis. States take varying approaches to regulating the production and sale of hemp and hemp-derived products under state food and drug laws. The variance in state law and that state laws governing hemp production are rapidly changing may increase the chance of unfavorable law enforcement interpretation of the legality of Company’s operations as they relate to the cultivation of hemp. Further, such variance in state laws that may frequently change increases the Company’s compliance costs and risk of error.

While some states explicitly authorize and regulate the production and sale of hemp products or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities, other states maintain outdated drug laws that do not distinguish between marijuana, hemp and/or hemp-derived CBD, resulting in hemp being classified as a controlled substance under state law. In these states, sale of CBD, notwithstanding origin, is either restricted to state medical or adult-use marijuana program licensees or remains otherwise unlawful under state criminal laws. Variance in hemp regulation across jurisdictions is likely to persist. This patchwork of state laws may, for the foreseeable future, materially impact the Company’s business and financial condition, limit the accessibility of certain state markets, cause confusion amongst regulators, and increase legal and compliance costs.

There are no express protections in the United States under applicable federal or state law for possessing or processing hemp biomass derived from lawful hemp not exceeding 0.3% THC on a dry weight basis and intended for use in finished product, but that may temporarily exceed 0.3% THC during the interim processing stages. While it is a common occurrence for hemp biomass to have variance in THC content during interim processing stages after cultivation but prior to use in finished products, there is risk that state or federal regulators or law enforcement could take the position that such hemp biomass is a Schedule I controlled substance in violation of the CSA and similar state laws. Further, there is a risk that state regulators and/or law enforcement may interpret provisions of state law prohibiting unlawful marijuana activity to apply to in-process hemp at any facility where we manufacture our hemp smokables products so that such activity is considered unlawful under state law.

In the event that the Company’s operations are deemed to violate any laws or if we are deemed to be assisting others to violate a state or federal law, the Company could be subject to enforcement actions and penalties, and any resulting liability could cause the Company to modify or cease its operations.

Continued development of the industrial hemp and cannabis industries will be dependent upon new legislative authorization of industrial hemp and cannabis at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp and cannabis industries is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests. Any one of these factors could slow or halt use of industrial hemp and cannabis, which could negatively impact our business and financial results.

In addition, the general manufacture, labeling and distribution of our hemp smokables products is regulated by various federal, state, and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to sell products in the future.

The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that we may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to our business, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect the ability to operate our business and its financial results.

International expansion efforts would likely significantly increase our operational expenses.

We may in the future expand into other geographic areas, which could increase our operational, regulatory, compliance, reputational and foreign exchange rate risks. The failure of our operating infrastructure to support such expansion could result in operational failures and regulatory fines or sanctions. Future international expansion could require us to incur a number of up-front expenses, including those associated with obtaining regulatory approvals, as well as additional ongoing expenses, including those associated with infrastructure, staff, and regulatory compliance. We may not be able to successfully identify suitable acquisition and expansion opportunities or integrate such operations successfully with our existing operations.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including tobacco-based or nicotine-based smokables products, and our products may represent a small portion of their businesses. The success of our distribution network will depend on the performance of the distributors, retailers, and brokers in our network. There is a risk they may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other hemp smokables companies who have greater resources than we do. To the extent that our distributors, retailers, and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing, and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

·	the level of demand for our brands and products in a particular distribution area;

·	our ability to price our products at levels competitive with those of competing products; and

·	our ability to deliver products in the quantity and at the time ordered by distributors, retailers, and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors, and loss of distributors or retails accounts would harm our business.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

We currently have approximately 350 distributors who service numerous retail accounts. If we were to lose any of our distributors, or if they were to lose national, regional, or larger retail accounts, our financial condition and results of operations could be adversely affected. While we continually seek to expand and upgrade our distributor network, we may not be able to maintain our distributor or retailer base. The loss of any of our distributors, or their significant retail accounts, could have adverse effects on our revenues, liquidity, and financial results, could negatively impact our ability to retain our relationships with our other distributors and our ability to expand our market, and would place increased dependence on our other independent distributors and national accounts.

Our ability to source quality ingredients and other products is critical to our business, and any disruption to our supply or supply chain could materially adversely affect our business.

We depend on frequent deliveries of raw materials and other products from a variety of local, regional, national, and international suppliers, and some of our suppliers may depend on a variety of other local, regional, national, and international suppliers to fulfill the purchase orders we place with them.  The availability of such ingredients and other products at competitive prices depends on many factors beyond our control, including the number and size of farms, ranches and other suppliers that provide crops and other raw materials that meet our quality and production standards.

We rely on our suppliers, and their supply chains, to meet our quality and production standards and specifications and supply ingredients and other products in a timely and safe manner.  We have developed and implemented a series of measures to ensure the safety and quality of our third party-supplied products, including using contract specifications, certificates of identity for some products or ingredients, sample testing by suppliers and sensory based testing.  However, no safety and quality measures can eliminate the possibility that suppliers may provide us with defective or out-of-specification products against which regulators may take action or which may subject us to litigation or require a recall.  Suppliers may provide us with raw materials that is or may be unsafe, raw material that is below our quality standards or raw material that is improperly labeled.  In addition to a negative customer experience, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions if we incorporate a defective or out-of-specification item into one of our deliveries.

Furthermore, there are many factors beyond our control which could cause shortages or interruptions in the supply of our ingredients and other products, including adverse weather, environmental factors, natural disasters, unanticipated demand, labor or distribution problems, changes in law or policy, raw material safety issues by our suppliers and their supply chains, and the financial health of our suppliers and their supply chains.  Production of the agricultural products used in our business may also be materially adversely affected by drought, water scarcity, temperature extremes, scarcity of agricultural labor, changes in government agricultural programs or subsidies, import restrictions, scarcity of suitable agricultural land, crop conditions, crop or animal diseases or crop pests.  Failure to take adequate steps to mitigate the likelihood or potential effect of such events, or to effectively manage such events if they occur, may materially adversely affect our business, financial condition, and operating results, particularly in circumstances where an ingredient or product is sourced from a single supplier or location.

In addition, unexpected delays in deliveries from suppliers that ship directly to our fulfillment centers or increases in transportation costs (including through increased fuel costs) could materially adversely affect our business, financial condition, and operating results.  Labor shortages or work stoppages in the transportation industry, long-term disruptions to the national transportation infrastructure, reduction in capacity and industry-specific regulations such as hours-of-service rules that lead to delays or interruptions of deliveries could also materially adversely affect our business, financial condition, and operating results.

International instability and tensions could impact trade agreements and lead to supply interference or interruptions.

We purchase some goods internationally from China, South Korea, Canada, and more. Our suppliers also have tiered global supply chains for raw materials. Interruption in trade could impact the cost or availability of components for our manufactured products. This could lead to delays, price increases, reduced margin, or lost sales impacting overall profitability.

Changes in hemp costs and availability could materially adversely affect our business.

The future success of our business depends in part on our ability to anticipate and react to changes in supply costs and availability.  We are susceptible to increases in costs as a result of factors beyond our control, such as general economic conditions, market changes, increased competition, general risk of inflation, exchange rate fluctuations, seasonal fluctuations, shortages or interruptions, weather conditions, changes in global climates, global demand, safety concerns, generalized infectious diseases, changes in law or policy, declines in fertile or arable lands, product recalls and government regulations.  In particular, deflation in raw material prices could reduce the attractiveness of our product offerings relative to competing products and thus impede our ability to maintain or increase overall sales, while inflation, particularly periods of rapid inflation, could reduce our operating margins as there may be a lag between the time of the price increase and the time at which we are able to increase the price of our product offerings.  We generally do not have long-term supply contracts or guaranteed purchase commitments with our suppliers, and we do not hedge our commodity risks.  In limited circumstances, we may enter into strategic purchasing commitment contracts with certain suppliers, but many of these contracts are relatively short in duration and may provide only limited protection from price fluctuations, and the use of these arrangements may limit our ability to benefit from favorable price movements.  As a result, we may not be able to anticipate, react to or mitigate against cost fluctuations which could materially adversely affect our business, financial condition, and operating results.

Packaging, labeling, and advertising requirements are subject to varied interpretation and selective enforcement.

Voluntary statements made by us or by certain third parties, whether on package labels or labeling, on websites, in print, in radio, on social media channels, or on television, can be subject to FDA regulation, FTC regulation, USDA regulation, state and local regulation, or any combination of the foregoing.  These statements may be subject to specific requirements, subjective regulatory evaluation, and legal challenges by plaintiffs.  FDA, FTC, USDA and state- and local-level regulations and guidance can be confusing and subject to conflicting interpretations.  Guidelines, standards, and market practice for, and consumers’ understandings of, certain types of voluntary statements, such as those characterizing the nutritional and other attributes of products, continue to evolve rapidly, and regulators may attempt to impose civil or criminal penalties against us if they disagree with our approach to using voluntary statements.  Furthermore, in recent years the FDA has increased enforcement of its regulations with respect to nutritional, health and other claims ~~related to our products~~, and plaintiffs have commenced legal actions against a number of companies that market products positioned as “natural” or “healthy,” asserting false, misleading, and deceptive advertising and labeling claims, including claims related to such products being “all natural” or that they lack any genetically modified ingredients.  Should we become subject to similar claims or actions, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded, and the cost of defending against any such claims could be significant.  The occurrence of any of the foregoing risks could materially adversely affect our business, financial condition, and operating results.

Our industry is highly competitive. If any of our competitors or a new entrant into the market with significant resources has products similar to ours, our business could be significantly affected.

Competition is intense in the smokeable hemp industry, and we must remain competitive in the areas of new trends in hemp smokeables ~~program efficacy~~, price, flavors, customer service and brand recognition. Some of our competitors have substantially greater resources. Our business could be adversely affected if someone with significant resources decided to imitate our services or products. Any increased competition from new entrants into our segments’ industry or any increased success by existing competition could result in reductions in our sales or prices, or both, which could have an adverse effect on our business and results of operations.

If we do not continue to receive referrals from existing customers, our customer acquisition cost may increase.

We rely on word-of-mouth advertising for a portion of our new customers. If our brands suffer or the number of customers acquired through referrals drops due to other circumstances, our costs associated with acquiring new customers and generating revenue will increase, which will, in turn, have an adverse effect on our profitability.

Changes in customer preferences could negatively impact our operating results.

Our continued success depends, to a large degree, upon the continued popularity of our key brands. Changes in customer tastes and preferences away from our brands, and any failure to provide innovative responses to these changes, may have a materially adverse impact on our business, financial condition, operating results, and cash flows.

Our success is also dependent on our innovation including maintaining a robust array of product options and improving the quality of existing items. If we do not continually expand our product offerings or provide customers with items that are desirable in taste and quality, our business could be adversely impacted.

The industry in which we operate is subject to governmental regulation that could increase in severity and hurt results of operations.

The industry in which we operate is subject to federal, state, and other governmental regulation. Certain federal and state agencies, such as the FTC, regulate and enforce such laws relating to advertising, disclosures to customers, privacy, customer pricing and billing arrangements and other customer protection matters. A determination by a federal or state agency, or a court, that any of our practices do not meet existing or new laws or regulations could result in liability, adverse publicity, and restrictions on our business operations.

Other aspects of the industry in which we operate are also subject to government regulation. For example, the manufacturing, labeling and distribution of our products are subject to strict USDA and FDA requirements and hemp manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA, and companies operating in foreign markets must comply with those countries’ requirements for proper labeling, controls, and other matters. Additionally, remedies available in any potential administrative or regulatory actions may include product recalls and requiring us to refund amounts paid by all affected customers or pay other damages, which could be substantial.

Laws and regulations directly applicable to communications, operations, or commerce over the Internet such as those governing intellectual property, privacy, libel, and taxation, are becoming more prevalent and some remain unsettled. If we are required to comply with new laws or regulations or new interpretations of existing laws or regulations, or if we are unable to comply with these laws, regulations or interpretations, our business could be adversely affected.

Future laws or regulations, including laws or regulations affecting our marketing and advertising practices, relations with customers, employees, service providers, or our services and products, may have an adverse impact on us.

Disruptions in our data and information systems could harm our reputation and our ability to run our business.

We rely extensively on data and information systems for our supply chain, order processing, fulfillment operations, financial reporting, human resources and various other operations, processes, and transactions.  Furthermore, a significant portion of the communications between, and storage of personal data of, our personnel, customers and suppliers depend on information technology.  Our data and information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches (including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data), catastrophic events, data breaches and usage errors by our employees or third-party service providers.  Our data and information technology systems may also fail to perform as we anticipate, and we may encounter difficulties in adapting these systems to changing technologies or expanding them to meet the future needs of our business.  If our systems are breached, damaged or cease to function properly, we may have to make significant investments to fix or replace them, suffer interruptions in our operations, incur liability to our customers and others or face costly litigation, and our reputation with our customers may be harmed.  We also rely on third parties for a majority of our data and information systems, including for third party hosting and payment processing.  If these facilities fail, or if they suffer a security breach or interruption or degradation of service, a significant amount of our data could be lost or compromised and our ability to operate our business and deliver our product offerings could be materially impaired.  In addition, various third parties, such as our suppliers and payment processors, also rely heavily on information technology systems, and any failure of these systems could also cause loss of sales, transactional or other data and significant interruptions to our business.  Any material interruption in the data and information technology systems we rely on, including the data or information technology systems of third parties, could materially adversely affect our business, financial condition, and operating results.

Our business is subject to data security risks, including security breaches.

We, or our third-party vendors on our behalf, collect, process, store and transmit substantial amounts of information, including information about our customers.  We take steps to protect the security and integrity of the information we collect, process, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts.  Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future.  Large Internet companies and websites have from time to time disclosed sophisticated and targeted attacks on portions of their websites, and an increasing number have reported such attacks resulting in breaches of their information security.  We and our third-party vendors are at risk of suffering from similar attacks and breaches.  Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third-party vendors to take appropriate measures to protect the security and integrity of the information on those information systems.  Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks.  In addition, a party who is able to illicitly obtain a customer’s identification and password credentials may be able to access the customer’s account and certain account data.

Any actual or suspected security breach or other compromise of our security measures or those of our third party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations.  Our insurance policies may not be adequate to reimburse us for direct losses caused by any such security breach or indirect losses due to resulting customer attrition.

We rely on email and other messaging services to connect with our existing and potential customers.  Our customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our customers’ computers, smartphones, tablets, or other devices.  Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs.  Any of these events or circumstances could materially adversely affect our business, financial condition, and operating results.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

If we become a public company, we will be required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.  We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and to make annual assessments of our internal control over financial reporting pursuant to Section 404.  As an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company.  At such time, our independent registered public accounting firm, and management, may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

To comply with the requirements of being a public company, we will undertake various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff.  Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business.  Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.  If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to an Investment in Our Shares, Our Common Stock, and this Offering

There is currently no market for our Common Stock, a trading market for our Common Stock may never develop, and our common stock prices may be volatile and could decline substantially.

Our common stock is not listed on a trading exchange Even if we are listed on an exchange, these marketplaces, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, investors may be unable to resell shares of our Common Stock at or above the price for which they purchased them, at or near quoted bid prices, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our Common Stock as consideration.

Moreover, there can be no assurance that any stockholders will sell any or all of their shares of Common Stock and there may initially be a lack of supply of, or demand for, our Common Stock. In the case of a lack of supply for our Common Stock, the trading price of our Common Stock may rise to an unsustainable level, particularly in instances where institutional investors may be discouraged from purchasing our Common Stock because they are unable to purchase a block of shares in the open market due to a potential unwillingness of our stockholders to sell the amount of shares at the price offered by such investors and the greater influence individual investors have in setting the trading price. In the case of a lack of demand for our Common Stock, the trading price of our Common Stock could decline significantly and rapidly at any time.

We intend to list shares of our Common Stock on a national securities exchange in the future, but we do not now, and may not in the future, meet the initial listing standards of any national securities exchange, which is often a more widely traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid, and our Common Stock price may be subject to increased volatility.

Therefore, an active, liquid, and orderly trading market for our Common Stock may not initially develop or be sustained, which could significantly depress the public price of our Common Stock and/or result in significant volatility, which could affect your ability to sell your Common Stock. Even if an active trading market develops for our Common Stock, the market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Stock.

Our CEO has significant voting power and may take actions that may not be in the best interests of our other stockholders.

Stockholders have limited ability to exercise control over the Company’s daily business affairs and implement changes in its policies because management beneficially owns a majority of the current shares of Common Stock. As of June 30, 2022, the Company’s Chief Executive Officer, Mr. Victor Krahn beneficially owns approximately 95% of the Common Stock. (See “Security Ownership of Management & Certain Security Holders”). As directors and officers of the Company, the Company’s management team has a fiduciary duty to the Company and must act in good faith in the manner it reasonably believes to be in the best interest of its stockholders. As stockholders, the management team is entitled to vote its shares in its own interest, which may not always be in the best interest of the stockholders.

Upon trading, our Common Stock will likely be deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

If we are able to have a market for our Common Stock, prices may be volatile which could cause the value of an investment in our Common Stock to decline.

The market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Stock. The public price of our Common Stock may be subject to wide fluctuations in response to the risk factors described in this Offering Statement and others beyond our control, including:

●	the number of shares of our Common Stock publicly owned and available for trading;

●	actual or anticipated quarterly variations in our results of operations or those of our competitors;

●	our actual or anticipated operating performance and the operating performance of similar companies in our industry;

●	our announcements or our competitors’ announcements regarding, significant contracts, acquisitions, or strategic investments;

●	general economic conditions and their impact on the hemp and cannabis markets;

●	the overall performance of the equity markets;

●	threatened or actual litigation;

●	changes in laws or regulations relating to our industry;

●	any major change in our board of directors or management;

●	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and

●	sales or expected sales of shares of our Common Stock by us, and our officers, directors, and significant stockholders.

In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

We do not expect to pay any cash dividends to the holders of the Common Stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.

We expect to use cash flow from future operations to support the growth of our business and do not expect to declare or pay any cash dividends on our Common Stock in the foreseeable future. Our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions, or limitations with respect to dividends, applicable law, general operational requirements, and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our Common Stock for an extended period of time, if at all.

Future sales of our Common Stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.

We may in the future issue our previously authorized and unissued securities. We are authorized to issue 490,000,000 shares of Common Stock and 10,000,000 shares of preferred stock (none of which are issued and outstanding) with such designations, preferences, and rights as determined by our board of directors. The potential issuance of such additional shares of Common Stock will result in the dilution of the ownership interests of the holders of our Common Stock and may create downward pressure on the trading price, if any, of our Common Stock.

The exercise, conversion, or exchange of convertible securities, including for other securities, will dilute the percentage ownership of our stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our Common Stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding securities will have a dilutive effect on the securities held by our stockholders. We have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other stockholders not participating in such exchange.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our Common Stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the Common Stock.

We will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our stockholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as a public reporting company, will be costly because external third-party consultant(s), attorneys, or other firms may have to assist us in following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and directors have limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Many of our officers and directors lack significant experience in, and with, the reporting and disclosure obligations of publicly traded companies in the United States.

Many of our officers and directors lack significant experience in, and with the reporting and disclosure obligations of publicly traded companies, and with serving as an officer and or director of a publicly traded company. In the event that our Common Stock is quoted on an exchange, this lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and director’s ultimate lack of experience in our industry and with publicly traded companies and their reporting requirements in general.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investor’s ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in Nevada.

The subscription agreement states that it shall be governed by the local law of the State of Nevada and the United States, and the party’s consent to the exclusive forum of the Federal courts in Nevada for any action deriving from the subscription agreement itself or under the Securities Act of 133 or the Securities Exchange Act of 1934. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Nevada for matters not addressed by the Securities Act or the Securities Exchange Act. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

Risks Relating to the Internet

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our potential products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition, and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that can circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition, and results of operations.

Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights, and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

Changing technology could adversely affect the operation of our website.

The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product, and service introductions, and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

Risks Related to our Indebtedness

We have debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

We currently owe approximately $9,750,000 in a convertible promissory note derived from the initial purchase of the MVRK brand secured by the assets of the Company. If we are found in default of the terms of the promissory note and cannot negotiate new terms, we may be subject to foreclose of some or all of our assets, rendering our business incapacitated.

Statements Regarding Forward-looking Statements

______

This Offering Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to Shares. For a further discussion of these and other factors that could impact our future results, performance, or transactions, see the section entitled “Risk Factors.”

Indemnification of Directors and Officers

Our articles of incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada General Corporation Law.

Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

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Use of Proceeds

If we raise the maximum of $25,000,000 in the Offering, our net proceeds (after our estimated offering expenses of $2,984,500) will be $$22,015,500.

We will use these net proceeds for the following:

	100%	75%	50%	25%
Gross Offering Proceeds	$25,000,000	$18,750,000	$12,500,000	$6,250,000
Offering Expenses (1)	$2,984,500	$2,728,125	$2,106,250	$1,296,875
Net Proceeds	$22,015,500	$16,021,875	$10,393,750	$4,953,125

Principal Uses of Proceeds
Marketing and Advertising	$15,410,850	$11,215,313	$7,275,625	$3,467,188
Capital Expenditures – Facilities Expansion	$440,310	$320,438	$207,875	$99,063
Repayment of Notes	$2,862,015	$2,082,844	$1,351,188	$643,906
General and Administrative Costs	$1,100,775	$801,094	$519,688	$247,656
Working Capital	$2,201,550	$1,602,188	$1,039,375	$495,313
Total Principal Uses of Net Proceeds	$22,015,500	$16,021,875	$10,393,750	$4,953,125

(1)	Expenses are generally calculated as described in the table below.

	100%	75%	50%	25%
Offering Expenses
Legal & Compliance/Accounting	$300,000	$300,000	$300,000	$300,000
Broker Dealer Commission	$250,000	$187,500	$125,000	$62,500
Offering Marketing	$1,290,000	$1,352,500	$1,040,000	$540,000
Offering Administration	$1,094,500	$838,125	$591,250	$344,375
Other	$50,000	$50,000	$50,000	$50,000
Net Offering Expenses	$2,984,500	$2,728,125	$2,106,250	$1,296,875

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we raise only 75%, or 50%, or 25% of the maximum amount of this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the maximum amount of this Offering, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do raise the maximum amount of this Offering, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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Dilution

If you purchase Shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of June 30, 2022 was $(10,222,987) or $(-0.3408) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the shares offered for sale in this offering (after deducting estimated offering expenses of $50,000) at a price of $2.50 per Share:

	25%	50.0%	75%	100%
Net Value After the Offering	$(6,957,486.80)	$(451,111.80)	$6,420,763.20	$13,480,138.20
# Total Shares	31,300,000	33,800,000	36,300,000	38,800,000
Net Book Value Per Share	$-0.2223	$-0.0133	$0.1769	$0.3474
Increase in NBV/Share	$0.1327	$0.3416	$0.5318	$0.7024
Dilution to new shareholders	$2.7223	$2.5133	$2.3231	$2.1526
Percentage Dilution to New	108.89%	100.53%	92.92%	86.10%

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Plan of Distribution

The Company’s Units are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). As of the date of this Offering Circular, a selling agreement Dalmore Group, LLC (“Dalmore”) for offering in those states selected by the Company and approved by the respective state. We are selling our shares through a Tier 2offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services in connection with this Offering, but not for underwriting or private placement agent services. This offering is being conducted on a best-efforts, for up to 10,000,000 Shares at a fixed price of $2.50 per share; The price of the offering shall be fixed for the duration of the offering. There is no minimum investment required from any individual investor. The Shares are intended to be sold directly through the efforts of our officers and directors. The Shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. In addition, the Company shall pay a one-time fee of $20,000.00 for consulting services once FINRA issues a No Objection Letter. The Company has already paid a one-time setup fee of $5,000.00 for out-of-pocket expense.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire, or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Expenses

The Company will pay all expenses incidental to the registration of the Shares, which we expect to be $ $2,984,500, assuming we raise the maximum amount of this Offering.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Shares in any jurisdiction where action for that purpose is required. Our Shares may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Shares in any jurisdiction in which such an offer or solicitation would be unlawful.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see above on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see above on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Transfer Agent and Registrar

The Company’s transfer agent, Vstock Transfer. will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

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Business

Business Overview

Maverick Lifestyle, Inc. was formed on March 25, 2022 (the “Company”) in the State of Nevada as holding company for MVRK Farms LLC (“MVRK Farms”) and MVRK Tobacco Manufacturing LLC (“MVRK Tobacco”), both wholly owned Delaware subsidiaries. On March 25, 2022, the Company exchanged 14,400,000 shares of common stock to the shareholders of MVRK Farms and 13,800,000 shares of common stock to the shareholders of MVRK Tobacco. On March 25.2022 Maverick Lifestyle Inc. was incorporated in the state of Nevada. As a result, the consolidated financials represent the historic financials of the subsidiaries. The Company is authorized to issue up to 490,000,000 shares of Common Stock, of which currently 30,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred shares to be designated at the discretion of the Board of Directors, of which 0 shares are currently issued and outstanding.

Our business is primarily engaged in the manufacturing, branding, marketing, distribution and sales of products infused with hemp-derived cannabinoids (including but not limited to delta-8-THC, delta-9-THC, delta-10-THC, HHC, CBD, CBG and CBN) such as pre rolled hemp joints and hemp cigarettes, hemp cigarillos, blunts, disposable live resin vapes, gummies and unique edibles (a “Hemp Canna-Infused Products Company”).

Our business is also engaged in the development of high speed rolling manufacturing technology specifically designed for the hemp and cannabis industry, such as converting high speed tobacco rolling machines to roll stickier products such as D8, HHC infused hemp, packing machines to automatically package rolled products into consumer packaging ready for the shelf, factory scaled machines to process raw hemp and the processes and equipment to add terpenes and flavors to hemp, to infuse hemp with cannabinoids and to formulate into ready to roll base material.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing marijuana, distilled spirits, beer, wine, online marketing, and real estate.

Maverick Farms provides choice, affordability, and an unrivaled legal smoking experience for both existing tobacco marijuana consumers and new hemp smokers as the leading preferred adult-use alternative to unhealthy tobacco products and expensive, inaccessible cannabis consumption. We were founded in 2019 upon the premise to give smokers a zero-conviction alternative to tobacco and nicotine addiction via a “better for you product” with our BLAZ brand CBD hemp cigarette which continues to be a disruptive force to big tobaccos legacy smoking products. Growing quickly across all states and selling millions of sticks of BLAZ to thousands of loyal customers we saw the opportunity and were not content to stop there and have since quickly evolved to encompass factory operations and capitalize on a new opportunity within the hemp product landscape, namely alternative cannabinoids such as d8 and HHC which derived from hemp replicate the taste, feel and attributes of cannabis. This is the product category hemp has been eager for and Maverick Lifestyle will come to dominate.

Products

We manufacture, distribute and market premium grade smokable filtered and unfiltered, CBD, Delta-8, HHC infused hemp pre-rolls, blunts, hemp vapes and gummies containing less than 0.3% THC levels in accordance with the Farm Bill passed in 2018. We offer these products in various formats including, 20 pack and 10 pack pre-rolled cigarettes/ joints, 2 pack foil wrapped cigarillos/ blunts, as well as a single stick offered in a plastic tube that provides customers an opportunity to try the product at a lower price point and sampling out for marketing purposes. We have a number of display units and promotional items retailers can use to display and retail our products.

Maverick Lifestyle Brands – Best in Class!

At Maverick Lifestyle we plan to continue to evolve the flavor profiles with natural terpenes and adjust the potency in all our new releases this year within our DVNT brand. DVNT has been developed to produce a product that appeals to cannabis consumers that want a similar experience to cannabis and its flavor profile, but mostly they want to get lit. DVNT checks all these boxes, a cool brand, high potency at an affordable price, available everywhere, a true winner!

On the purely CBD hemp side our STAR USA brand has the profile of a traditional tobacco cigarette in flavor and odor and thus mimics the tastes and smells similar to tobacco when combusted. Our one-of-a-kind hemp treatment process eliminates the cannabis odor profile of hemp and similarly, to fine-cut tobacco, our base material is derived entirely from plant matter, yet it has no tobacco content whatsoever. This in house process forms a significant part of the value of STAR USA brand and is a closely guarded trade secret.

Distribution

Maverick Lifestyle has over a dozen active sales reps and ambassadors covering territory across the United States who have sampled out, placed, and sold our products direct to smoke shops, c stores, gas stations, CBD stores and distributors in key metro areas and target markets. Today we have a footprint of at least 20,000 retail storefronts and 200 distributors nationwide and growing. Hemp smokeables are part of a new and exciting category that requires education and marketing support at the ground level to succeed. Our retailers and distributors love the low tax high margin direct relationship we have with them as compared to typical low margin unhealthy tobacco products.

We have established a network of retailers across more than 30 states that purchase direct from us regularly and through our established small to mid-sized key distributors. Through a combination of direct to retailer, direct to consumer online, in-store, and via social media campaigns targeted towards smokers aged 21 or older, the Company has cultivated considerable interest, made real sales across all of our brands across the United States and internationally.

Since our inception in 2019, through building our loyal following of hemp enthusiasts we have used influencer campaigns and directed traffic to our websites, for e-commerce sales of all our brands to consumers throughout the United States. The site uses graphics, blog posts, news stories and testimonials to inform the consumer of the benefits of using hemp instead of tobacco and nicotine and cannabis. Customers are then able to purchase packs and cartons directly from the website and have them shipped to them throughout the U.S. as allowed by federal laws.

The Market and Our Strategy

Maverick Lifestyle intends to make our DVNT brand of D8, HHC, CBG (hemp-based THC) smokeables a household name akin to the Cookies of the weed world. Leveraging social media, word of mouth, event marketing, dedicated sales force, and superior cost structure we deliver high quality high potency products consumers are coming back for on a daily basis. Maverick intends to take advantage of the changing landscape regarding low nicotine regulation and flavor bans coming into effect with the current administration FDA guidelines and market our nicotine free STAR USA hemp cigarettes aggressively.

As a background we note that the current market for combustible (smokable) products worldwide is valued at $932 billion. On top of this the USA legal cannabis market is valued at $30 billion annually and growing at 30% a year. The combustible market includes traditional cigarettes, cigars, electronic vapes, and combustible hemp products, but has historically been dominated by traditional cigarettes, which account for 75% of the worldwide tobacco sales. The CDC states that 34 million American adults currently smoke cigarettes and over 70% have some desire to quit. On the Cannabis front, only reporting in legal states the market for pre-rolled products increased 38% in 2021and continues growing fast as consumers are flocking to a convenient way to enjoy flower versus grinding and rolling their own. With the advent of Hemp based THC cannabinoids such as D8, D10, HHC the hemp smokeable market is set to eclipse the cannabis market as consumers on the heavily populated east and south coast of America where Cannabis is not yet legal recreationally now have access to a legal, convenient, affordable way to get high. Indeed, this experience, one that customers desire is by far the fastest growing and most lucrative segments in the nascent hemp and CBD industry, with expectations that the market will experience fivefold growth in the next five years.

While the alternative cannabinoid market has many products, the combustible market has a smaller number of competitors of which Maverick is one. Grandview Research has shown that smoking hemp is becoming more acceptable in mainstream society for those who smoke and for its many health benefits, and even a chosen alternative to cannabis consumption with D8 and HHC compounds. In fact, Hemp Industry Daily reports tobacco smokers are 191% more likely to use hemp pre-rolls than the general population. Approximately 29% of cigarette smokers have indicated interested in smokable hemp. Our strategy is to capitalize on the current growing demand for smokable hemp and cannabis like products by offering nicotine-free, tobacco-free and cannabis free legal organically grown hemp that is better for you than tobacco and a richer consumer experience than cannabis. Our ability to speak to the consumer trend of high potency, smooth smoking affordable formats is second to none. We will continue to command premium pricing for all of our distributed and proprietary branded products. In addition, our large manufacturing capacity draw brands into our factory for white label business and enhanced revenue streams.

 After engaging directly in the sales landscape for the past 2 plus years, we know that our prices reflect the best value to customers and margins to B2C partners in terms of price to quality, price to potency and price to scale to a national market. Additionally, we believe our manufacturing prowess and rapid execution abilities, enable us to scale quickly, adapt rapidly to meet evolving preferences and demand in any part of the United States and internationally.

Our Competitive Strengths

We believe the following competitive strengths contribute to Company’s success and differentiate us from our competitors:

Low Cost Scaled Manufacturing. Proprietary machinery technology. Marketing and Sales experience. Brand recognition. Revenue generating hemp smokeable company. Social media marketing. Experienced proven track record industry team veterans. Brand and customer awareness. Established proven supply chain. Nimble and dynamic outlook.

When compared to other producers of hemp cigarettes, our product mix is unique in that the products offered by these other companies are outsourced and are often out of date before hitting the shelves, they are usually more costly and less potent and furthermore they do not closely resemble cannabis products in their form factor and potency or tobacco cigarettes in their taste and smell, or other valuable experiential attributes. Likewise, when compared to producers of cannabis and or tobacco smokeable joints, cigarettes, blunts or cigarillos, our product is unique in that it is designed to closely replicate the user experience of these products affordably, though it does so with no cannabis or tobacco or nicotine content! Thus, these “direct” competitors can mainly be categorized as marketing companies versus Mavericks true end to end farm to factory to shelf to feeling juggernaut.

Proposed expansion of sales and marketing programs

The US hemp industry gained massive growth with the passing of the 2018 farm bill. Hemp derived THC products have blown up with massive country wide adoption amongst consumers. The US smoke shop and convenience industry has experienced unprecedented growth in sales from hemp derived cannabinoid products due the existing infrastructure of tobacco supply chains. Many companies have also leveraged massive ecommerce platforms to drive large online businesses with high margin sales.

Maverick Lifestyle is poised to rapidly scale sales and marketing budgets to increase consumer awareness and adoption of our products. We are ready to implement nationwide digital and retail marketing programs that put our products into consumers hands. MVRK will run digital campaigns along with massive event samplings. Game changing celebrity endorsements will also be pursued. This expansion will require the hiring of a chief marketing officer, digital and retail teams, agency spend, and exploration of celebrity endorsement. Programs are coordinated and scaled in regional teams to maintain effective insights and response to varying market conditions.

MVRK Tobacco

MVRK Tobacco is a wholly owned subsidiary of Maverick Lifestyle Inc. and is the equipment holding company. Through MVRK Tobacco, Maverick Lifestyle holds all the manufacturing equipment necessary to produce its proprietary hemp rolled products and to further innovate the tobacco machinery to scale complex high speed manufacturing problems to the benefit of the highest quality lowest cost production for Maverick Lifestyle.

Government Regulation

Trade Regulations

Our suppliers generally source or manufacture finished goods in parts of the world that may be affected by the imposition of duties, tariffs, or other import regulations by the United States. We believe that our redundant network of suppliers provides sufficient capacity to mitigate any dependency risks on a single supplier.

We buy necessary components or ingredients for our products from suppliers or factories both domestically and internationally as needed. We do not depend on any single supplier. However, if we are unable to continue to obtain our finished products from international locations or if our suppliers are unable to source raw materials, it could significantly disrupt our business. Further, we are affected by economic, political, and other conditions in the United States and internationally, including those resulting in the imposition or increase of import duties, tariffs and other import regulations and widespread health emergencies, which could have a material adverse effect on our business.

Laws and Regulations Relating to Our Products

The production, distribution and sale in the United States of many of our products are subject to the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws, competition laws, federal, state and local workplace health and safety laws, various federal, state and local environmental protection laws, various other federal, state and local statutes applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products, and rules and regulations adopted pursuant to these laws. Outside the United States, the distribution and sale of our many products and related operations are also subject to numerous similar and other statutes and regulations.

On December 20, 2018, the Agricultural Improvement Act of 2018, which is also known as the “2018 Farm Bill,” was enacted and, among other things, further legalized hemp under U.S. federal law, but with compliance still being required with all applicable state hemp laws. The 2018 Farm Bill includes certain benefits for the hemp industry in the United States, including: (i) the extension of the protections for hemp research and researchers and the conditions in which hemp research can be done, (ii) the protection of hemp farmers and hemp production under federal crop insurance programs, (iii) the permitting of the cultivation, interstate transportation and sale of hemp and hemp products in the U.S. in compliance with all other applicable federal and state laws, and (iv) the removal of hemp and hemp derived products from Schedule 1 of the Controlled Substances Act (“CSA”).

As of January 1, 2021, federal law and the laws of 47 states in the United States and the District of Columbia have legalized hemp, 36 states in the United States, the District of Columbia, Guam, Puerto Rico, and the U.S. Virgin Islands have enacted laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis/marijuana and consumer use of cannabis/marijuana in connection with medical treatment, and 15 states in the United States, the District of Columbia, Guam, and the Northern Mariana Islands have legalized cannabis/marijuana for adult recreational use. Other states are considering similar legislation. Conversely, under the federal CSA, the policies and regulations of the federal government and its agencies are that cannabis/marijuana has no medical benefit, and a range of activities are prohibited, including cultivation, possession, personal use, and interstate distribution of cannabis/marijuana.

Our activities in the United States only involve legal hemp in compliance with the CSA. The hemp and the marijuana plants are both part of the same cannabis genus, except that hemp does not have more than 0.3% dry weight content of delta-9-tetrahydrocannabinol (“THC”). While 2018 Farm Bill legalized hemp and cannabinoids extracted from hemp in the United States, such extracts remain subject to state laws and regulation by other U.S. federal agencies such as the FDA, U.S. Drug Enforcement Administration (“DEA”), and the U.S. Department of Agriculture (“USDA”). The same plant, with a higher THC content is marijuana, which is legal under certain state laws, but which is currently not legal under U.S. federal law. The similarities between these plants can cause confusion.

A California law known as Proposition 65 requires a specific warning to appear on any product containing a component listed by the state as having been found to cause cancer or birth defects. The state maintains lists of these substances and periodically adds other substances to these lists. Proposition 65 exposes all food and beverage producers to the possibility of having to provide warnings on their products in California because it does not provide for any generally applicable quantitative threshold below which the presence of a listed substance is exempt from the warning requirement. Consequently, the detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label. However, Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of that product exposes consumers to a daily quantity of a listed substance that is:

●	below a “safe harbor” threshold that may be established;

●	naturally occurring;

●	the result of necessary cooking; or

●	subject to another applicable exemption.

In January 2019, New York State’s governor announced the “Consumer Right to Know Act,” a proposed law that would impose similar and potentially more stringent labeling requirements than California Proposition 65. The law has not yet been adopted, and to our knowledge California Proposition 65 remains the most onerous state-level chemical exposure labeling statutory scheme. However, due in part to the large size of California’s market, promotional products sold or distributed anywhere in the United States may be subject to California Proposition 65.

We are unable to predict whether a component found in a product that we assisted a client in producing might be added to the California list in the future. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology may become applicable under this law and related regulations as they currently exist, or as they may be amended.

We are subject to various federal, state, and local laws and regulations, including but not limited to, laws and regulations relating to labor and employment, U.S. customs and consumer product safety, including the Consumer Product Safety Improvement Act, or the “CPSIA.” The CPSIA created more stringent safety requirements related to lead and phthalates content in children’s products. The CPSIA regulates the future manufacture of these items and existing inventories and may cause us to incur losses if we offer for sale or sell any non-compliant items. Failure to comply with the various regulations applicable to us may result in damage to our reputation, civil and criminal liability, fines and penalties and increased cost of regulatory compliance. These current and any future laws and regulations could harm our business, results of operations and financial condition.

Legal requirements apply in various jurisdictions in the United States and overseas requiring deposits or certain taxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, tax and/or product stewardship statutes and regulations also apply in various jurisdictions in the United States and overseas. We anticipate additional, similar legal requirements may be proposed or enacted in the future at local, state, and federal levels, both in the United States and elsewhere.

New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

Laws and Regulations Relating to Data Privacy

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers, and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information, and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, particularly the California Consumer Privacy Act, as amended (“CCPA”), among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. The Virginia Consumer Data Protection Act (“CDPA”) also establishes rights for Virginia consumers to control how companies use individuals’ personal data. The CDPA dictates how companies must protect personal data in their possession and respond to consumers exercising their rights, as prescribed by the law, regarding such personal data. The CDPA will go into effect on January 1, 2023. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the EU General Data Protection Regulation (the “GDPR”), also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing, and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data/information, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change and may require substantial costs to monitor and implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Environmental Regulations

We use certain plastic, glass, fabric, metal, and other products in our business which may be harmful if released into the environment. In view of the nature of our business, compliance with federal, state, and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has had no material effect upon our operations or earnings, and we do not expect it to have a material impact in the foreseeable future.

Tax Laws and Regulations

Changes in tax laws or regulations in the jurisdictions in which we do business, including the United States, or changes in how the tax laws are interpreted, could further impact our effective tax rate, further restrict our ability to repatriate undistributed offshore earnings, or impose new restrictions, costs or prohibitions on our current practices and reduce our net income and adversely affect our cash flows.

We are also subject to tax audits in the United States and other jurisdictions and our tax positions may be challenged by tax authorities. Although we believe that our current tax provisions are reasonable and appropriate, there can be no assurance that these items will be settled for the amounts accrued, that additional tax exposures will not be identified in the future or that additional tax reserves will not be necessary for any such exposures. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions could result in a material adverse effect on our business, results of operations and financial condition.

Other Regulations

We are subject to international, federal, national, regional, state, local and other laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Food, Drug, and Cosmetic Act, the Foreign Corrupt Practices Act of 1977 (FCPA), various securities laws and regulations including but not limited to the Securities Exchange Act of 1934, the Securities Exchange Act of 1933, and the Nasdaq Stock Market LLC Rules, various labor, workplace and related laws, and environmental laws and regulations. Failure to comply with such laws and regulations may expose us to potential liability and have an adverse effect on our results of operations. to hire and train additional internal and external resources to ensure we remain in substantial compliance with our governmental obligations. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Trademarks

The following table describes the current trademark applications by MVRK Farms LLC

Trademark	Jurisdiction	Status	Application #
TM: DVNT (word)	United States of America	Pending	97/161,716
TM: DVNT (design)	United States of America	Pending	97/161,648
TM: STAR USA (design)	United States of America	Pending	97/162,123
TM: STAR USA (word)	United States of America	Pending	97/162,205

Employees

Except our executive staff, the Company currently has no employees.

Properties

The use of 80,000 sq/ft manufacturing facility located in Stantonsburg, North Carolina is subleased from North Carolina Tobacco Manufacturing LLC (“NCTM”) which is an entity owned by Victor Krahn, our CEO. The landlord is MVRK Holdings LLC which is also owned by Victor Krahn. The sublease agreement has payment terms of $1,000 annually.

Legal Proceedings

From time to time, the Company is involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Holders

As of June 30, 2022, there were approximately 2 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees, or other fiduciaries.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this Report. Our actual results or actions may differ materially from these forward-looking statements for many reasons. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect. See “CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION” above. As used herein, the terms “we,” “us,” “our” and the “Company” refers to Maverick Lifestyle, Inc., a Nevada corporation, and its subsidiaries unless otherwise stated.

Overview

Maverick Lifestyle, Inc. was formed on March 25, 2022 (the “Company”) in the State of Nevada as holding company for MVRK Farms LLC (“MVRK Farms”) and MVRK Tobacco Manufacturing LLC (“MVRK Tobacco”), both wholly owned Delaware subsidiaries. As a result, the consolidated financials represent the historic financials of the subsidiaries. The Company is authorized to issue up to 490,000,000 shares of Common Stock, of which currently 30,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred shares to be designated at the discretion of the Board of Directors, of which 0 shares are currently issued and outstanding.

Results of Operations

For the Years Ended December 31, 2021 and 2020

The Company is in the business of manufacturing, packaging, and distributing smokeable hemp pre rolls

Product Sales

During the years ended December 31, 2021 and 2020, sales amounted to $2,413, 422 and $1,038,610, respectively, an increase of $1,374,812 or 132%.

Cost of Sales

The primary components of cost of sales are the hemp raw material, packaging, manufacturing costs to roll the hemp, machine costs, maintenance, distribution fees, marketing costs such as trades shows, signage, point of sale materials, promotions at retail and distribution level, sampling programs, sales team members, influencers and ambassadors and internet marketing including social media. Our increase in cost of sales is mainly driven by increase sales. In addition, we have begun distributing new products that have higher cost due to regulations and higher costs of raw materials.

During the years ended December 31, 2021 and 2020, cost of sales amounted to $1,002,171 and $253,998, respectively, an increase of $3 748,173 or 295% due to increase these numbers don’t make sense… cost of sales increase is due higher quality products and internet marketing. It also has to do with us taking on new products that have a much higher cost.

Depreciation

During the years ended December 31, 2021 and 2020, cost due to depreciation was $1,886,588 and $1,524,963, respectively. Depreciation is mostly attributed to the equipment held by MVRK Tobacco Manufacturing, LLC.

General and Administrative

During the years ended December 31, 2021 and 2020, costs related to general and administrative expenditures was $442,332 and $363,807, respectively.

Operating Expenses

For the years ended December 31, 2021and 2020, operating expenses consisted of the following:

	Year Ended December 31,
	2021	2020
Cost of Sales	$1,002,171	$253,998
Depreciation	1,886,588	1,524,963
General and administrative	442,332	363,807
Total	$3,331,091	$2,142,768

●	Cost of sales expense: Cost of sales is made up of the packaging, filters, tipping paper, paper/wrapper, hemp filler, and flavorings. In 2021 we also started distributing vape devices that carried a high cost per device as thus drove up the overall Cost of sales.

●	Depreciation expenses: Based on equipment that is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The fixed assets consist of manufacturing equipment, with a useful life of 7 years. We regularly evaluate the estimated remaining useful lives of the property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred.

●	General and administrative expenses: This includes expenses related to office supplies, legal, promotional items, insurances, trade shows, consulting fees, dues/subscriptions, and bank fees.

Loss from Operations

During the year ended December 31, 2021, loss from operations amounted to $917,669 as compared to 1,014,158 or the year ended December 31, 2020. The increase was attributed mainly to an increase in sales as described above.

Other Income (Expense)

 During year ended December 31, 2021, other income, net amounted to $(728,979) as compared to other income, net of $(572,360) for the year ended December 31, 2020. Most other expenses were derived from interest expenses related to outstanding debt obligations.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had a working capital deficit of $2,333,923 and cash of 103,714 as of December 31, 2021 and a working capital deficit of $1,676,518 and $30,143 of cash as of December 31, 2020.

Cash Flows

The following table provides detailed information about our net cash flows:

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$508,787	$30,143
Net cash provided by investing activities	-	-
Net cash provided by (used in) financing activities	-	-
Net change in cash	$73,571	$30,143

We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during fiscal year 2020. This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, implement its business plan and generate sufficient revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Net Cash Provided by Operating Activities

Net cash provided in operating activities was $505,787 for the year ended December 31, 2021, despite a net loss of $1,646,648 and an inventory cost of $1,165,181 due to being offset by $1,886,588 in depreciation expenses, and $1,068,215 in accounts payable.

Results of Operations

For the Six Months Ended June 30, 2022 and June 30, 2021

The Company is in the business of manufacturing, packaging, and distributing smokeable hemp pre rolls

Product Sales

During the six months ended June 30, 2022, sales amounted to $404,435.

Cost of Sales

The primary components of cost of sales are the hemp raw material, packaging, manufacturing costs to roll the hemp, machine costs and maintenance, distribution fees, marketing costs such as trades shows, signage, internet marketing. directly attributable to sales.

During the six months ended June 30 2022, cost of sales amounted to $411,947.

Depreciation

During the six months ended June 30, 2022, cost due to depreciation was $609,911. Depreciation is mostly attributed to the equipment held by MVRK Tobacco Manufacturing, LLC.

General and Administrative

During the six months ended June 30, 2022, costs related to general and administrative expenditures was $185,871.

Operating Expenses

For the six months ended June 30, 2022, operating expenses consisted of the following:

Six months ended June 30,
2022
Cost of Sales	$411,947
Depreciation	609,911
General and administrative	185,871
Total	$1,207,729

●	Cost of sales expense: Cost of sales is made up of the packaging, filters, tipping paper, paper/wrapper, hemp filler, and flavorings. In 2021 we also started distributing vape devices that carried a high cost per device as thus drove up the overall Cost of sales. This has continued into 2022.

●	Depreciation expenses: Based on equipment that is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The fixed assets consist of manufacturing equipment, with a useful life of 7 years. We regularly evaluate the estimated remaining useful lives of the property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred.

●	General and administrative expenses: This includes expenses related to office supplies, legal, promotional items, insurances, trade shows, consulting fees, dues/subscriptions, and bank fees.

Loss from Operations

During the six months ended June 30, 2022, loss from operations amounted to $803,298.

Other Income (Expense)

During six months ended June 30, 2022, other income, net amounted to $(219,375). Most other expenses were derived from interest expenses related to outstanding debt obligations.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had a working capital deficit of $1,256,740 and cash of $59,015.86 as of June 30, 2022.

Cash Flows

The following table provides detailed information about our net cash flows:

Six months Ended June 30, 2022
Net cash used in operating activities	(549,862)
Net cash provided by investing activities	0
Net cash provided by (used in) financing activities	0
Net change in cash	44,698

We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during fiscal year 2022. This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, implement its business plan and generate sufficient revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Net Cash Provided by Operating Activities

Net cash provided in operating activities was $(549,862) for the six months ended June 30, 2022, mostly due to a net loss of $1,022,669.

Cash Requirements

We currently have no external sources of liquidity, such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on our product sales to fund our operations and may require the sale of additional common stock and preferred stock to maintain operations. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans, and/or financial guarantees.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2021, the Company had net loss and cash used in operations of 1,646,648 and $73,571, respectively. As of December 31, 2021, the Company had an accumulated deficit, stockholders’ deficit, and working capital deficit of 3,323,166, $303,166 and $2,33923, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company’s primary source of operating funds in 2021 was primarily from product sales. The Company has experienced net losses from operations since inception but expects these conditions to improve in the near term and beyond as it develops its business model.

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that the Company’s capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this report. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.  We believe the critical accounting policies in Note 2 to the consolidated financial statements appearing in our audited financial statements for the years ended December 31, 2020 and 2021 included in this Form 10-K, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates as of December 31, 2020 and 2021 include the assumptions used in the redemption recognition method for unredeemed gift cards, collectability of note receivable, estimates of current and deferred income taxes and deferred tax valuation allowances, valuation of derivative liabilities, and the fair value of non-cash equity transactions.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2020. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, due from and to related parties, prepaid expenses, accounts payable and accrued liabilities approximate their fair market value based on the short-term maturity of these instruments.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 606 “Revenue Recognition.” Five basic steps must be followed before revenue can be recognized; (1) Identifying the contract(s) with a customer that creates enforceable rights and obligations; (2) Identifying the performance obligations in the contract, such as promising to transfer goods or services to a customer; (3) Determining the transaction price, meaning the amount of consideration in a contract to which an entity expects to be entitled to in exchange for transferring promised goods or services to a customer; (4) Allocating the transaction price to the performance obligations in the contract, which requires the company to allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract; and (5) Recognizing revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.

Revenue from product sales is recorded at the net sales price, or “transaction price,” which includes estimates of variable consideration that result from allowances for returns. The Company constrains revenue by giving consideration to factors that could otherwise lead to a probable reversal of revenue. Collectability of revenue is reasonably assured based on historical evidence of collectability between the Company and its customers.

Revenues from sales to distributors are recognized at the time the products are delivered to the customers.

Revenues equipment usage is recognized at the time the products are manufactured on the Company’s facilities.

Inflation and Changing Prices

Neither inflation nor changing prices for the year ended December 31, 2021 had a material impact on our operations. However, we expect significant impact from current inflation trends for the remainder of 2022.

Off-Balance Sheet Arrangements

None.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

*   *   *

Directors, Executive Officers & Corporate Governance

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this report.

Name	Age	Position	Commencement of Service as Officer/Director
Victor Krahn	51	Chief Executive Officer and Director	March 25, 2022
Bryce Foreman	33	Chief Technology Officer	March 25, 2022
Justin Vick	38	Chief Financial Officer	March 25, 2022

Victor Krahn, Chief Executive Officer, and Director

Victor Krahn became the Chief Executive Officer of the Company and a member of the Board of the Directors at the inception of the Company. Prior to this, Mr. Krahn was the President of BC Tweed JV, and founding partner of SunSelect Produce Inc. Victor is a visionary entrepreneur, and skilled operator of large-scale high tech complex projects. Having established SunSelect as a leader of vegetable production inside of over 200 acres of glass greenhouses over the course of 25 years serving major retailers in North America such as Albertsons, Costco, Walmart, Whole Foods, Victor is an excellent collaborator, team leader and creative problem solver. Turning his attention to the nascent Canadian cannabis space in early 2017 Victor joint ventured with Canopy Growth and created BC Tweed. Transforming his 70 acres of glass greenhouses in Canada to grow Health Canada Licensed Cannabis for the largest publicly traded Cannabis company he successfully operated the largest cannabis facility in the world through 2018 at which time Canopy Growth Corp acquired his interest and completed a highly successful exit for Victor and his family. Victor is a graduate of University of the Fraser Valley with a degree in Architectural Technology.

Bryce Foreman, Chief Technology Officer

Bryce Foreman joined the MVRK family in 2020 as a founder and Chief Technology Officer. Since 2018, Bryce also provides business analyst services for Canopy Growth / SunSelect Produce managing construction projects and facility conversions, implementation and management of operating systems, and general forecasting and analytics. Prior to joining the Company, Bryce worked for Atlas RFID as a software systems analyst, where he provided process and data analysis for mega-construction projects, built analytics to track global logistics for over $6 billion in materials. He also provided general software systems management. Bryce is a key component of the strategic advantage of Maverick Lifestyle branding and business strategy. Bryce is a graduate of MacEwan University.

Justin Vick, Chief Financial Officer

Justin joined MVRK family in 2020 as Chief Financial Officer and Chief Operations Officer. Since joining the Company Just has acted as the principal accounting officer. In addition, he has provided support in HR - recruitment, payroll management, benefits programs, trainings, safety, procurement, regulatory compliance, and quality control, as well as project management on new developing brands. Prior to joining the Company, Justin was a controller for Freedom Industries, Inc. and prior to that an account manager for Joyner Keeney, PLLC. Justin began his career as analyst for Siemens. Justin is a graduate of North Carolina State University.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors, executive officer or promoter and control person (as identified under “Certain Relationships and Related Transactions”) has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation, or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees; Audit Committee Financial Expert

Our board does not have an Audit Committee or other committees.

Changes in Nominating Procedures

None.

Family Relationships

None of the directors and officers is related to any other director or officer of the Company.

Board Oversight in Risk Management

Our Chief Executive Officer, who is our principal executive officer, also serves on the Board of Directors, and we do not have a lead director. In the context of risk oversight, we believe that our selection of one person to serve in both positions provides the Board with additional perspective which combines the operational experience of a member of management with the oversight focus of a member of the Board. The business and operations of our Company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our Company faces. Because our Board includes a member of our management, this individual is responsible for both the day-to-day management of the risks we face as well as the responsibility for the oversight of risk management.

Section 16(a) Beneficial Ownership Reporting Compliance

None.

*   *   *

Executive Compensation

The following table sets forth information concerning the total compensation paid during the year ended December 31, 2021 and six months ended June 30, 2022.

SUMMARY COMPENSATION TABLE

FOR OUR NAMED EXECUTIVE OFFICERS

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	All Other Compensation	Total
Victor Krahn	2022	$—	$—	$—	$—	$—	$—
Chief Executive Officer;	2021	$—	$—	$—	$—	$—	$—

Bryce Forman	2022	$102,000	$—	$—	$—	$—	$102,000
Chief Technology Officer	2021	$102,000	$—	$—	$—	$—	$102,000

Justin Vick	2022	$180,000	$—	$—	$—	$—	$180,000
Chief Financial Officer	2021	$180,000	$—	$—	$—	$—	$180,000

(1)	See Option Equity Award Described Below.

Employment Agreement with Executives

No executives have formal agreements with the Company.

Outstanding Equity Awards at 2021 Fiscal Year-End for Named Executive Officers

The following table sets forth certain information concerning the outstanding equity awards as of December 31, 2021, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Victor Krahn	—	—	—	—	—	—	—	—	—
Bryce Foreman	—	—	—	—	—	—	—	—	—
Justin Vick	300,000	—	900,000	0.05	3/31/2027	—	—	—	—

Compensation of Directors

The following table sets forth certain information regarding the compensation paid to our directors during the fiscal year ended December 31, 2021:

Name	Fees earned or cash paid	Stock Awards	Option Awards	All other compensation	Total

Victor Krahn	$—	$—	$—	$—	$—

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier death, resignation, or removal. Officers are elected by and serve at the discretion of the board.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board.

*   *   *

Certain Relationships and Related Party Transactions

Currently, we have no independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit

Related Party Transactions

On March 25, 2022, the Company purchased 100% of the membership interests in MVRK Farms LLC, a Delaware limited liability company, held by Victor Krahn and Bryce Foreman, in exchange for 14,400,000 shares of common stock of the Company. In addition, on the same day, the Company purchased 100% of MVRK Tobacco Manufacturing, LLC, Delaware corporation, in exchange for 14,400,000 shares of common stock. As a result, the Company became a holding company with 2 wholly owned subsidiaries.

In addition, MVRK Farms has a manufacturing and distribution agreement with North Carolina Tobacco Manufacturing LLC (“NCTM”) for a fee of $0.005 per stick sold by NCTM. NCTM is owned 100% by Victor Krahn, our CEO. NCTM also pays a fee to MVRK Tobacco of $0.0002 per stick manufactured for the right to use the equipment held by MVRK Tobacco.

*   *   *

Security Ownership of Management & Certain Security Holders

The following tables sets forth certain information regarding beneficial ownership of our common stock as of August 1, 2022 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer, and director nominee, and (iii) all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights Post Offering
Victor Krahn	Common	27,600,000	95.83%	27,600,000	95.83%	71.13%
Bryce Foreman	Common	1,200,000	4.17%	1,200,000	4.17%	3.09%
Justin Vick	Common	0	0.00%	0	0.00%	0.00%
ALL OFFICERS AND DIRECTORS		28,800,000	100.00%	28,800,000	100.00%	74.23%
ALL BENEFICIAL OWNERS		28,800,000	100.00%	28,800,000	100.00%	0.00%

(1)	Victor Krahn, the Company’s sole director and CEO, holds 100% of his holdings in the Company through Maverick Collective, Inc.

*   *   *

Description of Capital Stock

Authorized Capital Stock

The authorized capital of the Company consists of 490,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As the date of this offering, there are 28,800,000 shares of common capital stock of the Company issued.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock. In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Preferred Stock

We currently have 10,000,000 shares of “blank check” preferred stock to be designated at the discretion of the Board of Directors. Currently there are no shares have been designated nor have any shares been issued.

*   *   *

Dividend Policy

We have not declared cash dividends on our Common Stock since our inception and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

*   *   *

Legal Matters

Certain legal matters with respect to the shares of Shares offered hereby will be passed upon by Smith Eilers, PLLC

*   *   *

Experts

RBSM, LLP, Accountants and Advisors, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2021 and December 31, 2020 as set forth in their report, which is incorporated by reference in this Offering Circular. Our consolidated financial statements are incorporated by reference in reliance on RBSM, LLP, Accountants and Advisors’ reports, given on its authority as experts in accounting and auditing.

*   *   *

Where You Can Find More Information

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

*   *   *

MVRK Lifestyle Inc.

Consolidated Financial Statements as of December 31, 2021 and 2020

Table of Contents

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-3

Consolidated Statements of Operations for the year ended December 31, 2021, and the period from February 26, 2020 (“Inception”) through December 31, 2020	F-4

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2021, and the period from Inception through December 31, 2020	F-5

Consolidated Statements of Cash Flows for the year ended December 31, 2021, and the period from Inception through December 31, 2020	F-6

Notes to the Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of MVRK Lifestyles, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MVRK Lifestyle Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2021 and the period from February 26, 2020 (“Inception”) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the period from Inception through December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered recurring losses from operations and will require additional capital to continue as a going concern. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

New York, NY

August 22, 2022

MVRK LIFESTYLE, INC.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2021 AND 2020

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$103,714	30,143
Accounts Receivable, net of allowance for doubtful accounts of $101,282 and $83,578, respectively	68,867	222,578
Inventory	1,341,561	176,380
Due from related party	73,573	30,511
Other assets	-	88,781
Asset for recovery	24,117	4,321
Total Current assets	1,611,832	552,714

NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation of $3,406,659 and $1,524,963, respectively	9,794,566	11,641,912
Right of Use Asset	18,768	33,683
Total Non-current assets	9,813,334	11,675,595

TOTAL ASSETS	$11,425,164	12,228,309

CURRENT LIABILITIES:
Accounts payable	$1,135,421	62,999
Lease liability - current	15,993	14,915
Accrued interest	146,250	113,750
Accrued Expenses	20,608	-
Refund liability	69,177	20,588
Total Current liabilities	1,387,448	212,252

NON-CURRENT LIABILITIES:
Notes Payable-Related Party	9,750,000	9,750,000
Deferred Tax Liability	354,485	-
Other liabilities to related parties	1,214,483	903,807
Lease Liability - non-current	2,775	18,768
Total Non-current liabilities	11,321,743	10,672,575

TOTAL LIABILITIES	12,709,192	10,884,827

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value per share, 1,000 shares authorized, issued, and outstanding	10	10
Additional Paid in Capital	3,019,990	3,019,990
Accumulated Deficit	(4,304,027)	(1,676,518)
TOTAL STOCKHOLDERS’ EQUITY	(1,284,027)	1,343,482
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,425,164	12,228,309

The accompanying notes are an integral part of these consolidated financial statements

MVRK LIFESTYLE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM FEBRUARY 26,

2020 (“INCEPTION”) THROUGH DECEMBER 31, 2020

		Period From February 26, 2020 )
	Year Ended December 31, 2021	(“Inception” Through December 31, 2020
Revenue	$2,250,071	1,038,610
OPERATING COSTS AND EXPENSES:
Cost of Sales	1,002,171	253,998
Depreciation	1,886,588	1,524,963
General and administrative	905,357	363,807
TOTAL OPERATING EXPENSES	3,794,116	2,142,768

LOSS FROM OPERATIONS	(1,544,045)	(1,104,158)

OTHER EXPENSE:
Interest expense	(728,987)	(568,750)
Other Expenses	8	(3,610)
TOTAL OTHER EXPENSE	(728,979)	(572,360)

NET LOSS BEFORE INCOME TAX	(2,273,024)	(1,676,518)

Income tax expense	354,485	-

NET LOSS	$(2,627,509)	(1,676,518)

The accompanying notes are an integral part of these consolidated financial statements

MVRK LIFESTYLE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM FEBRUARY 26, 2020 (“INCEPTION”) THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Inception: February 26, 2020	-	$-	$-	$-	$-

Shareholder’s contribution	1,000	10	3,019,990	-	3,020,000

Net income	-		-	(1,676,518)	(1,676,518)
Balance December 31, 2020	1,000	$10	$3,019,990	$(1,676,518)	$1,343,482

Net income	-		-	(2,627,509)	(2,627,509)
Balance December 31, 2021	1,000	$10	$3,019,990	$(4,304,027)	$(1,284,027)

 The accompanying notes are an integral part of these consolidated financial statements

MVRK LIFESTYLE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM FEBRUARY 26,

2020 (“INCEPTION”) THROUGH DECEMBER 31, 2020

		Period From February 26, 2020 (“Inception”)
	Year Ended December 31 , 2021	Through December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,627,509)	(1,676,518)

Reconciliation of net income to net cash provided by operating activities
Depreciation expense	1,886,588	1,524,963
Deferred income tax expense	354,485	-
Changes in operating assets and liabilities:
Accounts receivable	153,711	(222,578)
Inventory	(1,165,181)	(176,380)
Right of Use Asset	14,915	(33,683)
Lease liability	(14,915)	33,683
Asset for recovery	(19,795)	(4,321)
Due from related party	(43,062)	(30,511)
Accrued interest	32,500	113,750
Other liabilities to related parties	707,651	506,932
Other assets	88,781	(88,782)
Accounts payable	1,072,421	62,999
Accrued expenses	20,608	-
Refund liability	48,589	20,589

NET CASH PROVIDED BY OPERATING ACTIVITIES	509,788	30,143

Net change in cash	73,572	30,143

Cash and cash equivalents, beginning of period	30,143	-

Cash and cash equivalents, end of period	$103,715	30,143

Interest paid	$696,487	-
Income taxes paid	$-	-
Non-cash Financing and Investing Activities
Contributions from shareholder	$-	3,020,000
Note payable issued and due from Notes Payable	$-	9,750,000
Amount paid by NCTM on behalf of the Company	$-	903,807

The accompanying notes are an integral part of these consolidated financial statements

MVRK Lifestyle Inc.

Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION, DESCRIPTION OF BUSINESS AND GOING CONCERN

MVRK Lifestyle Inc. (“Maverick” or the “Company”) was formed in the state of Nevada on March 25, 2022. At this time MVRK Tobacco Manufacturing LLC and MVRK Farms LLC became wholly owned subsidiaries of Maverick. This merger has been retroactively reflected to these financial statements effective February 26, 2020 (Inception).

Maverick is a supplier and distributor of high-end CBD and non-tobacco products.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of $2.6 million and $1.7 million for the year ended December 31, 2021 and for the period from Inception through December 31, 2020, respectively, and has an accumulated deficit of $4.3 million as of December 31, 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital. The Company intends to finance its future development activities and its working capital from external financing. However, there can be no assurance that the Company will be successful in these endeavors.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MVRK Tobacco Manufacturing LLC and MVRK Farms LLC. All material inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of these consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and disclosure in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include among others: production costs for inventory, the valuation allowance on deferred tax assets, operating expense accruals, and revenue recognition.

Cash and Cash Equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Property and Equipment

Property, plant, and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company’s fixed assets consist of manufacturing equipment, which has a useful life of 7 years. The Company regularly evaluates the estimated remaining useful lives of the Company’s property and equipment to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation. Maintenance and repairs are charged to expense as incurred.

Inventories

Inventories are determined using the first-in, first-out (“FIFO”) basis and valued at the lower of cost or net realizable value. Raw materials primarily consist of unprocessed leaf tobacco. Production and freight costs, which are included in cost of goods sold are determined using the weighted average cost method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors.

MVRK Lifestyle Inc.
Notes to the Consolidated Financial Statements
(continued)

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 606 “Revenue Recognition.” Five basic steps must be followed before revenue can be recognized; (1) Identifying the contract(s) with a customer that creates enforceable rights and obligations; (2) Identifying the performance obligations in the contract, such as promising to transfer goods or services to a customer; (3) Determining the transaction price, meaning the amount of consideration in a contract to which an entity expects to be entitled to in exchange for transferring promised goods or services to a customer; (4) Allocating the transaction price to the performance obligations in the contract, which requires the company to allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract; and (5) Recognizing revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.

Revenue from product sales is recorded at the net sales price, or “transaction price,” which includes estimates of variable consideration that result from allowances for returns. The Company constrains revenue by giving consideration to factors that could otherwise lead to a probable reversal of revenue. Collectability of revenue is reasonably assured based on historical evidence of collectability between the Company and its customers.

Revenues from sales to distributors are recognized at the time the products are delivered to the customers.

Revenues equipment usage is recognized at the time the products are manufactured on the Company’s facilities.

Leases

Upon inception, the Company adopted Accounting Standards Codification Topic 842, “Leases” (“ASC 842”) to replace existing lease accounting guidance. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the consolidated balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to previous accounting guidance. The Company adopted ASC 842 utilizing the transition practical expedient added by the Financial Accounting Standards Board (“FASB”), which eliminates the requirement that entities apply the new lease standard to the comparative periods presented in the year of adoption.

The Company is involved in a lease contracts when the Company obtains the right to use the assets. Operating leases are included in the line items right-of-use asset, lease obligation, current, and lease obligation, long-term on the consolidated balance sheet. Right-of-use (“ROU”) asset represents the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations. The Company determines the lease term by agreement with lessor.

Income Taxes – MVRK Tobacco Manufacturing LLC and MVRK Farms LLC were included in the consolidated income tax return of the Maverick Collective, Inc., the Parent company, and operated under a tax sharing agreement with the Parent. In accordance with this tax sharing agreement, the allocation of the consolidated tax liability will be based on a separate return basis. Under this method, the Company is required to remit to the Parent any tax liability; however, the Company is not given current credit or refunds for net losses until future net taxable income is generated by the Company in an amount sufficient to realize such credits or refunds. Effective, March 22, 2022, MVRK Tobacco Manufacturing LLC and MVRK Farms LLC became wholly owned subsidiaries of Maverick Lifestyles, Inc. Maverick Lifestyles, Inc. is not expected to be included in the consolidated tax return of Maverick Collective, Inc. during 2022.

MVRK Lifestyle Inc.
Notes to the Consolidated Financial Statements
(continued)

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more-likely-than-not.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financing Instruments—Credit Losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition. The Company does not currently believe the adoption of this standard will have a significant impact on its consolidated financial statements, given its history of minimal bad debt expense relating to trade accounts receivable.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions to the general principles in Topic 740 and simplifies other areas of the existing guidance. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2021	December 31, 2020
Manufacturing equipment and machinery	$13,206,117	$13,166,875
Less: Accumulated depreciation	(3,411,551)	(1,524,963)
Property and Equipment, net	$9,794,566	$11,641,912

MVRK Lifestyle Inc.
Notes to the Consolidated Financial Statements
(continued)

Depreciation expense associated with property and equipment is included in depreciation within the Company’s Statement of Operations and was $1,886,588 for the year ended December 31, 2021, and $1,524,963 for the period from February 26, 2020 (“Inception”) through December 31, 2020.

NOTE 4. RELATED PARTY TRANSACTIONS

On March 5, 2020, the Company entered into a loan with the BH Group LLC, owned by a former shareholder of the Company, in conjunction with an asset purchase agreement. The Company is jointly liable for the obligation, which is collectively signed by MaVeRicK Collective Inc. (“the Parent Company”), the Company’s parent company, as well as North Carolina Tobacco Manufacturing LLC (“NCTM”), Greener & Wilder LLC, MVRK Distribution LLC, MVRK Holdings LLC (“MVRK Holdings”), MVRK Distro LLC, North Carolina Tobacco Manufacturing LLC, North Carolina Tobacco Importers, LLC, and 21st Century Brands Distributing LLC, all of which are subsidiaries held by the parent company.

The loan was for the amount of $9,750,000 and accrues interest of 7% per annum for the first 18 months, and 9% per annum thereafter, compounding on a quarterly base. The outstanding principal amount and any accrued but unpaid interest shall be due and payable on March 5, 2023. During the year ended December 31, 2021, the Company incurred interest expense during the year of $842,737, of which $146,250 was accrued, and $696,487 was paid by NCTM on behalf of the Company at December 31, 2021. During the year ended December 31, 2020, the Company incurred interest expense during the year of $568,750, of which $113,750 was accrued, and $455,000 was paid by NCTM on behalf of the Company at December 31, 2020. The interest incurred is included as a non-current liability on the consolidated balance sheet as “Other liabilities to related parties.”

As of December 31, 2021, the Company had a $1,214,483 liability for other liabilities to related parties. $1,151,487 relates to interest expenses paid by NCTM on behalf of the Company (see above), $32,196 relates to accrued labor costs by NCTM (see footnote 5), and $30,800 relates to lease payments due to MRVK Tobacco Manufacturing LLC (“MTM”).

As of December 31, 2020, the Company had a $903,807 liability for other liabilities to related parties. $455,000 relates to interest expenses paid by NCTM on behalf of the Company (see above), $37,832 relates to accrued labor costs by NCTM (see footnote 5), $14,000 relates to lease payments due to MRVK Tobacco Manufacturing LLC (“MTM”) (see footnote 6), and $396,975 relates to equipment purchased by NCTM on behalf of the Company.

On March 5, 2020, the Company entered into an agreement with NCTM, allowing NCTM access to use the equipment for manufacturing and production. The agreement allows NCTM the right of use of its equipment for a fee of $.0002/stick manufactured by NCTM. During year ended December 31, 2021, the Company generated $43,063 of revenue, all of which was outstanding at December 31, 2021. During for the period from Inception through December 31, 2020, the Company generated $30,511 of revenue, all of which was outstanding at December 31, 2020. The balance was included in “Due from related party” on the consolidated Balance Sheet.

NOTE 5. INVENTORY

Inventories consist of the following at December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
Finished goods	$623,919	$25,558
Packaged goods	293,620	-
Raw materials	424,022	150,822
Total Inventory	$1,341,561	$176,380

MVRK Lifestyle Inc.
Notes to the Consolidated Financial Statements
(continued)

The Company’s raw materials are sent to NCTM for the production into final inventory. NCTM holds the finished goods in their warehouses until orders come in, and then ships out the final product to the customers. During the year ended December 31, 2021, the Company accrued production and labor costs from NCTM in the amount of $32,196, all of which was outstanding at year end. During the year ended December 31, 2020, the Company accrued production and labor costs from NCTM in the amount of $37,832, all of which was outstanding at year end. The production and labor costs were included in cost of goods sold.

NOTE 6. LEASE ACCOUNTING

On March 5, 2020, the Company entered into a sublease agreement with MRVK Tobacco Manufacturing LLC (“MTM”), a subsidiary held by the Parent Company, to lease an office building located in North Carolina. The Tenant of the office building is MVRK Holdings. The lease has a term of one year which management is reasonably certain to be extended for an additional two years. The lease calls for monthly payments in the amount of $1,400. During the year ended December 31, 2021, the Company incurred costs of $16,800, which were accrued and fully outstanding at December 31, 2021. During the year ended December 31, 2020, the Company incurred costs of $14,000, which were accrued and fully outstanding at December 31, 2020.

The Company’s weighted-average remaining lease term relating to its operating leases is 1.17 years, with a weighted-average discount rate of 7%.

The Company incurred $16,800 and $14,000 of lease expense for its operating lease for years ended December 31, 2021, and 2020, respectively.

The following table presents information about the amount and timing of liabilities arising from the Company’s operating leases as of December 31, 2021:

For the Year Ended December 31,
2022	$16,800
2023	2,800
Total undiscounted operating lease payments	19,600
Less: Imputed interest	831
Present value of operating lease liabilities	$18,769

NOTE 7. PROVISION FOR INCOME TAXES

Income tax expense that is reflected in the results of operations for the years ended December 31, 2021 and 2020 were recognized by the previous owner of the LLCs, Maverick Collective, Inc.

MVRK Lifestyle Inc.
Notes to the Consolidated Financial Statements
(continued)

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020
Depreciation	$(379,488)	(46,965)
Allowance for doubtful accounts	$25,003	19,698
	(354,485)	(27,267)
less: Valuation allowance	-	27,267
Total deferred tax assets	$(354,485)	-

Reconciliation of the statutory federal income tax to the Company’s effective tax:

	For the year ended December 31,	For the year ended December 31,
	2021	2020
Statutory federal tax rate	21.00%	21.00
State rate net of federal benefit	-3.03	-0.18
Loss surrendered to Maverick Collective, Inc.	5.22	-22.45
Change in valuation allowance	(1.66)	1.63
Provision for income taxes	21.53%	-

The Company has a stand-alone tax net operating loss carryforward of approximately $4.7 million at December 31, 2021, partially as a result of accelerated depreciation for tax purposes. As MVRK Tobacco Manufacturing LLC and MVRK Farms LLC will not be included in the consolidated income tax return of the Maverick Collective, Inc., the net operating loss carryforwards on a standalone basis would not be available and the Company has recorded a deferred tax liability of $354,485 at December 31, 2021.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2021, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the period from February 26, 2020 through December 31, 2021. The Company did not recognize any interest or penalties during fiscal 2021 related to unrecognized tax benefits.

NOTE 8. SUBSEQUENT EVENTS

Coronavirus (COVID-19) Impact

The spread of the coronavirus (COVID-19) outbreak in the United States has resulted in economic uncertainties which may negatively impact the Company’s business operations. While the disruption is expected to be temporary, there is uncertainty surrounding the duration and extent of the impact. The impact of the coronavirus outbreak on the consolidated financial statements cannot be reasonably estimated at this time.

Adverse events such as health-related concerns about working in our offices, the inability to travel and other matters affecting the general work environment could harm our business and our business strategy. While we do not anticipate any material impact to our business operations as a result of the coronavirus, in the event of a major disruption caused by the outbreak of pandemic diseases such as coronavirus, we may lose the services of our employees or experience system interruptions, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy and we cannot anticipate all the ways in which the current global health crisis and financial market conditions could adversely impact our business.

Management is actively monitoring the global situation on its financial condition, liquidity, operations, industry and workforce. Given the daily evolution of the coronavirus and the global responses to curb its spread, the Company is not able to estimate the effects of the coronavirus on its results of operations, financial condition or liquidity for the fiscal year 2022.

As part of the formation of MVRK Lifestyles, Inc. two employees received restricted shares in MVRK Lifestyles, Inc.

MVRK Lifestyle - Consolidated Balance Sheet

ASSETS
CURRENT ASSETS:
Cash	$59,015.86
Accounts Receivable, net of allowance for doubtful accounts	$115,830.85
Inventory	$749,764.11
Due from Related part	$229,918.35
Other assets	$-
Asset for Recovery	$-
Total Current Assets	$1,154,529.17

NON-CURRENT ASSETS
Property and equipment, net of accumulated depreciation	$9,148,660.12
Notes Receivable related party	$100,000.00
Right of Use Asset	$22,285.44
Total Non-current assets	$9,270,945.56
TOTAL ASSETS		$10,425,474.73

LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$445,795.52
Accounts payable related part	$94,026.45
Accrued Expenses	$2,375.34
Lease liability - current	$22,993.00
Accrued interest	$73,125.00
Refund Liability	$12,133.06
Total Current Liabilities	$650,448.37

NON-CURRENT LIABILITIES
Notes payable - Related Party	$9,750,000.00
Other Liabilities to related parties	$1,278,991.77
Lease Liability - Non-current	$2,775.00
Total Non-current liabilities	$11,031,766.77
TOTAL LIABILITIES		$11,682,215.14

STOCKHOLDERS EQUITY
Common stock, $.01 par value per share, 1000 shares authorized issued and outstanding	$10.00
Additional Paid in Capital	$3,019,990.00
Accumulated Deficit	$(4,276,740.41)
Total Stockholders’ equity	$(1,256,740.41)
TOTAL STOCKHOLDERS EQUITY		$(1,256,740.41)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$10,425,474.73

MVRK Lifestyle - Consolidated Statement of Operations

REVENUE		$404,435.49

OPERATING COST AND EXPENSES:
Cost of Sales	$411,947.15
Depreciation	$609,910.67
General and administrative	$185,871.24
Total Operating Expenses		$1,207,729.06

PROFIT (LOSS) FROM OPERATIONS		$(803,293.57)

OTHER EXPENSES:
Interest expense	$219,375.00
Other Expenses
Total Other Expenses		$219,375.00

NET PROFIT (LOSS) BEFORE INCOME TAX		$(1,022,668.57)

Income tax expense

NET PROFIT (LOSS)		$(1,022,668.57)

	Period ending 06/30/2022	Year Ended 12/31/2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,022,669)	$(2,627,509)

Reconciliation of net income to net cash provided by operating activities
Depreciation expense	$609,911	$1,886,588
Deferred income tax expense		$354,485
Changes in operating assets and liabilities:
Accounts receivable	$115,831	$153,711
Notes Receivable Related parties	$100,000
Inventory	$(749,764)	$(1,165,181)
Right of Use Asset	$22,285	$14,915
Lease Liablity	$(22,993)	$(14,915)
Asset for recovery	$-	$(19,795)
Due from related party	$(229,918)	$(43,062)
Accrued Intererst	$73,125	$32,500
Other liablities to related parties	$94,026	$707,651
Other assets		$88,781
Accounts payable	$445,796	$1,072,421
Accrued expenses	$2,375	$20,608
Refund liablity	$12,133	$48,589

NET CAS PROVIDED BY OPERATING ACTIVITIES	$(549,862)	$509,787

Net change in cash	$44,698	$73,572

Cash and cash equivalents, beginning of period	$103,715	$30,143

Cash and cash equivalents, end of period	$148,413	$103,715

Interest paid	$219,375	$696,487
Income taxes paid	$-	$-
Non-Cash Financing and Investing activities	$-	$-
Contributions from shareholders	$-	$-
Note payable issued and due from Notes Payable	$-	$-
Amount paid by NCTM on behalf of the company	$-	$-

Item 16. Index to Exhibits

Exhibit Number	Description of Document	Date Filed
1.1	Dalmore Broker Dealer Agreement	Herewith
2.1	Certificate of Incorporation	Herewith
2.2	Bylaws of the Company	Herewith
3.1	Promissory Note	Herewith
4.1	Form of Subscription Agreement.	Herewith
6.1	MVRK Farms – North Carolina Tobacco Manufacturing - Manufacturing and Distribution Memorandum	Herewith
6.2	MVRK Equipment – North Carolina Tobacco Manufacturing – Right to Use Equipment Memorandum	Herewith
6.3	Sublease Agreement	Herewith
11.1	Consent of Auditor., Independent Registered Public Accounting Firm.	Herewith
11.2	Consent of Counsel*	Herewith
12.1	Opinion of Legality	Herewith

*	Included in Exhibit 12.1

II-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on August 23, 2022.

(Exact name of issuer as specified in its charter) Maverick Lifestyle, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated. (Signature)

By:	/s/ Victor Krahn
	Name:	Victor Krahn
	Title:	Chief Executive Officer (Principal Executive Officer)
	Date:	August 23, 2022

By:	/s/ Justin Vick
	Name:	/s/ Justin Vick
	Title:	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
	Date:	August 23, 2022

SIGNATURES OF DIRECTORS:

/s/ Victor Krahn	8/23/2022
Victor Krahn	Date

II-2